TimberWest Forest Corp.
Annual Information Form
(for the period January 1, 2007 to December 31, 2007)
March 5, 2008

TABLE OF CONTENTS

Corporate Structure	2
Incorporation	2
Companies Comprising TimberWest	2
Business of TimberWest	3
Business Overview	3
Real Estate	3
Forest Resources	6
Forest Management	9
Forest Policy and Regulation	11
Log Marketing	13
Real Estate	13
Lumber Manufacturing and Sales	14
Human Resources	15
Environmental Matters	16
Risks and Uncertainties	17
Risks	17
Uncertainties	20
Outlook for 2008	22
Legal Proceedings	23
Capital Structure	23
Stapled Units	23
Series A Subordinate Notes	23
Class B Preferred Shares	27
Debentures	27
Credit Rating	27
Distributions on Series A Subordinate Notes	28
Market for Securities	28
Directors and Executive Officers	29
Directors	29
Executive Officers	30
Audit Committee	31
Audit Committee Charter	31
Composition of the Audit Committee	31
Pre-approval Policies and Procedures	31
External Auditors	32
Transfer Agent and Registrar	32
Additional Information	32
Executive Compensation and Other Information	32
Financial Information	32
Forward Looking Statements	32
Glossary	33
Appendix — Terms of Reference for the Audit Committee	35

CORPORATE STRUCTURE
Incorporation
TimberWest Forest Corp. (“TimberWest” or “the Company”) was established on January 31, 1997, under the laws of British Columbia. The Company owns all of the issued shares of TimberWest Holdings Ltd. and Pacific Forest Products Limited (“Pacific”) and the Company, together with its subsidiaries and their respective interests in partnerships, is collectively referred to herein as “TimberWest”.
TimberWest’s principal office is located at 2300 — 1055 West Georgia Street, Vancouver, British Columbia, V6E 3P3, Canada, telephone: 604-654-4600. The Company’s registered office is located at P.O. Box 10424, Pacific Centre, 1300 — 777 Dunsmuir Street, Vancouver, British Columbia, V7Y 1K2. The Company’s website is found at http://www.timberwest.com.
All references herein to “dollars” and “$” are to Canadian dollars and all financial information reflected herein is determined on the basis of Canadian generally accepted accounting principles, unless otherwise indicated. All capitalized terms are defined in the Glossary on page 33.
Companies Comprising TimberWest
The Company was incorporated under the Company Act (British Columbia) (which has been replaced by the British Columbia Business Corporations Act) on January 31, 1997, under the name 535950 British Columbia Ltd. and changed its name to TAL Acquisition Ltd. on February 27, 1997, to TimberWest Forest Holdings Ltd. on June 9, 1997, to TimberWest Forest Management Limited on January 30, 1998, and to TimberWest Forest Corp. on September 30, 1998.
The main business operation of TimberWest is carried on through a corporate partnership called TimberWest Forest Company (the “Partnership”). The Company is the managing partner of the Partnership and holds approximately 99% of the partnership interests directly, with the remaining partnership interests held by TimberWest Holdings Ltd., a wholly-owned subsidiary of the Company.
TimberWest Holdings Ltd. was incorporated under the British Columbia Business Corporations Act on November 27, 2006 under the name 0775648 B.C. Ltd and changed its name to TimberWest Holdings Ltd. on January 23, 2007. This subsidiary was incorporated as part of a reorganization that the Company undertook in 2006, whereby, two previous wholly-owned subsidiaries (namely, PFP Forest Ltd. and TFL Forest Ltd.) holding the majority of interests in the Partnership were dissolved after transferring all their assets and liabilities to the Company.
Pacific Forest Products Limited (“Pacific”) is the other major subsidiary of the Company, holding various assets, including titles to certain land holdings. A predecessor of Pacific was incorporated under the British Columbia Company Act on November 12, 1992 under the name No. 250 Taurus Ventures Ltd. and changed its name to Pacific Forest Products Limited on June 3, 1993. Pacific was amalgamated pursuant to an arrangement under the Company Act on December 10, 1997.
The following diagram illustrates the legal structure of the Company and its subsidiaries.

Note:	All corporations are governed by the British Columbia Business Corporations Act.

BUSINESS OF TIMBERWEST
Business Overview
TimberWest operates entirely in the coastal region of British Columbia, where it is engaged primarily in the harvesting and sale of logs and the development and sale of real estate properties. The business of TimberWest has been owned and managed for over 80 years by the Company and its predecessors. Pacific and its predecessors have owned and managed its Private Timberlands for over 40 years.
With its land base, TimberWest is well positioned as the largest owner of private forest lands in Western Canada. The Company owns in fee simple approximately 322,000 hectares/796,000 acres of private land including 134,000 acres of real estate. Over the previous five years TimberWest’s annual average harvest was 2.565 million m3 of logs from the private land. The approximate annual growth rate is 8 m3 per hectare per year on the productive land base. These lands are located on Vancouver Island and the majority of the land base supports the growth of Douglas fir, a premium tree species sought after for structural building purposes.
TimberWest also holds renewable Crown timber tenures to approximately 0.7 million m3 of logs per year from Crown lands. The management practices applied to these lands meet the stringent requirements of the Forest Practices Code of British Columbia Act and the Forest and Range Practices Act.
The Company’s independent auditor, KPMG Performance Registrar Inc., periodically certifies that the forest management practice on the Company’s private and public timberland continues to meet all Sustainable Forestry Initiative (SFI®) requirements. SFI® requirements specify that forest harvesting is integrated with environmental and conservation goals for soil, wildlife, water quality protection, conservation of biodiversity, protection of special sites and aesthetics in a manner that ensures a sustainable harvest over the long-term.
The Company is also engaged in the processing and sale of softwood lumber produced by its Elk Falls sawmill located at Campbell River on Vancouver Island. This mill processes logs primarily sourced from public tenures. The Company initiated a sales process for the sawmill in 2005 and this process continued for over two years without an offer. Due to the lack of interested buyers, the sales process ended. The company wrote-down the assets related to the sawmill in 2007 and the sawmill will be permanently closed on May 9, 2008.
TimberWest is focused primarily on maximizing the value realized from its Private Timberlands and Crown timber tenures by:
(1)	harvesting logs in a cost-effective manner consistent with sound safety, environmental and sustainable forestry practices;

(2)	selling logs to targeted customers in both the domestic and higher value export markets; and

(3)	extracting maximum value from its Real Estate Properties through development activities and property sales or exchanges.
Access to high-quality timber resources under sustainable forest management is an important competitive element in the solid wood segment of the forest industry. Through intensive silviculture and sustainable forest management practices, TimberWest is committed to maintaining, protecting and improving the productivity of its forest resource while protecting key environmental values.
TimberWest has ISO 14001 certification for all of its operations, both forestry and facilities. TimberWest’s Private Timberlands have also been awarded Sustainable Forest Management Certification under the Sustainable Forestry Initiative (SFI®) Program. During 2007, the SFI certification was extended to the Company’s public land operations.
Real Estate
Going forward, real estate is expected to play a greater role in delivering value to TimberWest’s unitholders than in the past. Vancouver Island is being discovered as a spectacular place to live, work and play. Since 2001, real estate values on Vancouver Island have increased approximately 150% fueled by a growing population and in migration from other parts of Canada and other places around the world. Vancouver Island has a temperate climate, strong transportation linkages (air, road, rail and seas), and a wide array of natural and recreational amenities with many of the Company’s properties bordering lakes, streams, mountains and existing urban developments. The Company’s fee simple lands are suitable for multiple end uses such as conservation, residential, recreational, commercial and industrial uses.

During 2007, the Company engaged EDAW, an internationally recognized planning firm, to assist the Company in strategic review and analysis of the Company’s land holdings. The EDAW study identified 134,000 acres of land suitable for real estate. This represents a significant lift in value from the 2006 study done by Colliers as the size of the portfolio has grown, the market value of real estate on the Island has increased and the area identified for core development has been expanded. The Colliers’ study previously identified 94,000 acres valued “as is” in the range of $300 — $450 million.
Of the 134,000 acres, which represents approximately 17% of the Company’s land holdings, the land classification process has begun and the focus is on planning and zoning resources on the 39,000 acres that represent core development lands. This is the portion of the land base that has the highest potential value to be realized as a result of planning and zoning changes. An initial classification of these lands shows that core development lands are suitable for residential development, commercial development, mixed use development, resort development and public use.
Additionally, there are 41,000 acres of land adjacent to these core development lands. Their value will increase as the development lands are entitled and they will be subject to further study and reclassification. In addition to these core development lands, there are about 54,000 acres of non-core properties that will likely be sold “as is” over time.
Timberland Operations
The Company sells most of its log production on the open market, which provides considerable flexibility to meet market opportunities. In fiscal 2007, the sale of logs accounted for approximately 60% of the Company’s revenue.
In the export market, TimberWest is well positioned to supply fibre to a diverse base of customers who participate in the two largest wood-based housing markets in the world, the United States (US) and Japan. TimberWest’s position in the supply chain as a net seller of logs provides the Company considerable flexibility in the harvesting and sale of its timber resources.
The forest industry on the BC coast is in a state of contraction and has undergone significant change in regulatory and labour environments. The industry continues to contract. In 2007, approximately 54% of TimberWest’s log sales volumes were to log processing facilities on the BC coast. A strong, competitive sawmilling industry in this region will favourably affect the market for both private and public land logs.
TimberWest’s Vision and Strategy
As the largest private landowner on Vancouver Island, TimberWest has long recognized its special responsibility to be a good steward of its land.
For decades, the Company has carefully managed its landholdings, creating value for unitholders and the communities where it does business. Timberland operations continue to be the Company’s primary focus, but since 2006 TimberWest is taking advantage of new land development opportunities to create lasting value while maintaining a strong commitment to stewardship.
Moving forward, real estate will become an increasingly important part of the Company’s value creation efforts. The Company will focus on utilizing the portfolio of properties to deliver consistent, superior value to its unitholders while preserving and enhancing Vancouver Island’s quality of life.
While all of the Company’s operations are integral to the success of each other, strategic objectives have been identified for each area and are described below.
Private timberlands refer to the portion of timberland assets that TimberWest owns in fee simple. Private timberland ownership has been an advantage as the harvesting flexibility has enabled the Company to quickly respond to changing market conditions. Wood harvested from private land is in most cases exportable and this has resulted in much higher average sales realizations than those achieved in the domestic market. In addition, these lands have a more valuable species mix that is predominantly Douglas fir. These lands have generally allowed the Company to generate better margins than those available on public lands.
The transformation of the Company’s logging activities to a contractor model, while a very positive move for the business has had some challenges over the past two years. It has become increasingly apparent that the labour contract conditions under which TimberWest was allowed to contract out the remaining 50% of its harvesting and road-building operations are less cost effective. Too much harvest is in the hands of too few contractors and this has caused production costs to be higher than market. As a result, the Company is trying to achieve the right to sub-divide this harvest into smaller more economic units. This change is expected to improve the Company’s competitiveness over the long term. Going forward, the Company’s timberland focus will be on core management functions including timber inventory, strategic silviculture investments, harvest planning, and the marketing and sales of timber products.

TimberWest’s Crown tenures represent approximately 700,000 m3 of average annual harvest for the Company.
These operations have not had consistent profitability since the inception of the Company. The major issue is not only the variability in historic performance but also the uncertainty surrounding future performance in light of both market and regulatory changes. However, the Company’s public land operations have some strong attributes as they are predominantly second growth and highly mechanized.
TimberWest is committed to its strategy of improving the profitability of its public lands. The Company’s short- to mid-term focus is on reducing operating costs within public land operations and working with other industry stakeholders to reduce other costs of these operations.
TimberWest has a single lumber manufacturing facility, the Elk Falls sawmill located at Campbell River, BC. The Elk Falls facility includes a sawmill, an integrated chipping facility, a planer mill and drying kilns.
The sawmill processes medium-diameter logs either harvested from TimberWest’s logging operations or traded or purchased specifically for this operation. The sawmill produced 122.7 million board feet of lumber and 254,000 m3 of wood chips in fiscal 2007. On February 7, 2008, the Company announced the permanent closure of this facility effective May 9, 2008.
Key Financial Performance Drivers
Each year the Company establishes quantifiable performance targets for each of its business units and communicates the results of its operations to employees and unitholders on a quarterly basis.
TimberWest is committed to ensuring that financial returns do not come at the expense of safety and environmental performance. The Company has established performance measures for these variables that are continually monitored to ensure initiatives are carried out by employees and contractors in a safe and sustainable manner.
The Company’s focus is on improving financial performance. As TimberWest operates in an international commodity market in its core timberland business, the Company has separated this objective into two areas of concentration: market diversification and cost reduction.
Under market diversification, the Company’s goal is to diversify its markets to maximize the return on every log produced and strives to achieve this goal by finding the right customer for each log and thereby obtaining the highest value for the Company’s timber resources.
In the area of cost reduction, the Company continues to benchmark contractor performance to ensure the Company can achieve the highest efficiency possible.
In the real estate area, the Company is committed to ensuring that each acre of land is put to its highest and best use. As such, the Company is segregating the real estate portfolio from its other lands and it will set performance targets for sales and development activities, such as planning, zoning and horizontal infrastructure development.
Safety
TimberWest employs a safety management system to ensure appropriate processes, procedures, accountabilities and programs are in place to effectively manage safety issues both internally within the Company and externally with its contractors operating on its land base. TimberWest’s Health and Safety Policy Statement lays out the Company’s overall commitment to providing a safe and healthy workplace for all of its on-site stakeholders, including employees, contractors, suppliers, customers or other visitors to its operations.
TimberWest’s Contractor Health and Safety Policy sets out the Company’s health and safety expectations of all contractors, including prime and sub-contractors. TimberWest undertakes regular safety audits of all its contractors and TimberWest will require that all of its planning and production contractors be SAFE certified by the BC Forest Safety Council (see “Forest Management - Harvesting”) by the end of 2008.
During 2006, the Company undertook an independent evaluation of its safety systems. The study found that the Company has a very solid and well developed program and noted there were a few opportunities for improvement in the safety program. The report made five recommendations for improvement, which the Company has implemented.
On March 5, 2007, the Company became a SAFE Certified company under the BC Forest Safety Council’s SAFE certification initiative. In 2007, the Company required all contractors to be registered for their safety certification and many achieved SAFE company status and to be SAFE certified by the end of 2008.

Capability to Deliver Results
Financial Capability
The Company has a debt-to-total capitalization ratio of 17% as at December 31, 2007 and has flexibility in distributing cash to its unitholder base and for investing in the business and growth where required.
Management and Executive Capability
TimberWest has a highly skilled workforce — from its management team through to employees and contract crews. During the past year, the Company’s management team worked well together and is solidly aligned with TimberWest’s strategic direction. TimberWest has invested in people, infrastructure, information systems and inventory at appropriate levels to ensure that production can respond to changing market conditions.
The Company also has effective internal control and management information systems that support optimal decision making and that relevant and timely information is being disclosed to the capital markets. In compliance with current securities legislation in Canada, the Company’s Chief Executive Officer and the Chief Financial Officer have certified that the Company’s disclosure controls and procedures were effective as at December 31, 2007.
Recent Developments
Subdivision of TFL 47
Effective December 1, 2006, the Queen Charlotte Island portion of TFL 47, approximately 27,000 hectares, was subdivided from the licence. The Company has entered into TFL 58 which now covers these lands. TFL 58 is subject to an asset sales agreement with transfer to the purchaser pending.
Elk Falls Sawmill
The Company commenced a sales process for the Elk Falls sawmill in 2005. This sales process concluded without any bid from prospective buyers. A charge of $18.4 million was taken at year end and the sawmill will be permanently closed on May 9, 2008.
Forest Resources
In contrast to non-renewable natural resources, such as minerals and oil and gas, timber resources can be managed for a predictable and stable volume of timber over a period of time with appropriate silviculture investments. Continuous biological growth allows for flexibility in timing the harvesting of timber in order to take advantage of market conditions.
Overview of Forest Resources
The following table identifies the volume the Company typically harvests annually, including the harvest from the Private Timberlands, the allowable annual cut (AAC) from TFL 47 and Forest Licences, and the historic annual harvest level on Timber Licences held outside of TFL 47:

Forest Resources	mm3	% of Total
Private Timberlands	2,000 – 3,000	77
Crown Tenures(1)	723	23

Total	2,723 – 3,723	100

(1)	Include TFL 47 and 58, Forest Licenses and Timber Licenses. TFL 47 and 58 represent approximately 90% of this AAC. The volume harvested annually from TFL’s and Forest Licenses is at the discretion of the Company. The Company is subject to penalties for volume harvested in a cut control period — typically five years in length — which exceeds 110% of the cumulative AAC for the period. Volume harvested in excess of 100% of the cumulative AAC for a cut control period is treated as volume harvested in the subsequent period. If the Company fails to fully exercise the cumulative AAC during a cut control period, the right to harvest the shortfall is not carried forward into subsequent periods.

Private Timberlands
TimberWest’s Private Timberlands. TimberWest owns in fee simple approximately 322,000 hectares or 796,000 acres of Private Timberland. These timberlands are located on Vancouver Island and the majority of the land base supports the growth of Douglas fir, a premium tree species sought after for structural building purposes. TimberWest’s Private Timberlands support mainly second-growth forests on some of the most productive growing sites in British Columbia which have an average annual growth rate of approximately 8 m3 per hectare of productive land. The productivity of the second-growth forest is being enhanced by intensive forest management practices such as timely reforestation, selective breeding of trees for genetic improvement and late-rotation forest fertilization.
Benefits of Private Timberlands. Private Timberland provides the following advantages over Crown timber tenures in British Columbia:
•	Absence of Stumpage Costs. Stumpage fees are a considerable cost component for logs harvested from Crown lands, whereas timber harvested from Private Timberlands is stumpage free. Consequently, despite the requirement to pay property taxes on these lands, logs harvested from Private Timberlands have a significant margin differential.

•	Export Markets. TimberWest has greater flexibility to export logs from its Private Timberlands to the higher-value export log markets, albeit with some regulatory restrictions imposed by either the provincial or federal government.

•	Harvest Flexibility. Although Crown tenures have a certain amount of volume flexibility on an annual basis, Private Timberlands afford full flexibility with regard to volumes harvested and selection of harvest areas. As a result, the Private Timberlands can be managed to better match harvest levels and specific timber stands with current market conditions and needs of specific customers. In addition, because no government pre-approval of harvest plans is required, timely and low-cost solutions can be readily implemented to address specific community interests or to benefit from specific market opportunities. The Company has approximately 737 hectares of the Private Timberlands within TFL 47 that are subject to provincial government harvesting regulations.

•	Inventory. The total Merchantable Timber Inventory on the Private Timberlands as at December 31, 2007, is estimated to be 41.3 million m3. The estimate is based on an inventory system that includes periodic statistical sampling, adjustments for estimated growth and information on harvesting activities. The age distribution on the Private Timberlands is such that increasing amounts of second-growth will become Merchantable Timber over the next ten years. Most of this maturing second-growth timber is located in lower elevation areas, which have existing road systems and can be logged at relatively lower cost due to the moderate harvesting terrain.
Of the 322,000 hectares or 796,000 acres that make up the Private Timberlands, approximately 41,800 hectares or 103,000 acres are non-productive for timber values, and could have other value.
Age Class Distribution. The Merchantable Timber Inventory on the Private Timberlands contains a significant component of second-growth timber. Combined with its harvest of second-growth timber from Crown timber tenures, TimberWest is the largest harvester of second-growth timber on the coast of British Columbia. Second-growth timber stands offer a more consistent quality of timber and a lesser component of lower value pulplogs. In addition, harvesting costs are also generally lower because second-growth areas are closer to transportation points, are located in easier harvesting terrain are accessible by established main road systems and are typically more mechanized. For the year ended December 31, 2007, approximately 88% (2006 — 77%) of the harvest from the Private Timberlands was derived from second-growth, which was established through natural seeding or plantations. It is expected that volumes of second-growth will increase as stands move into harvestable age classes of 45 to 65 years old.

The table that follows illustrates the approximate age class distribution of trees on the Private Timberlands.

Age Class Distribution as at December 31, 2007	Hectares (1)%
(years)	(in thousands)
0-9	43.1	13
10-19	22.8	7
20-29	29.8	9
30-39	43.2	13
40-49	38.0	12
50-59	32.8	10
60-69	21.7	7
70-79	10.0	3
80-119	11.7	4
120+	26.9	8

Total Productive	280.0	87
Non-productive or Inoperable	41.8	13

Total Private Timberlands	321.8	100

(1)	These figures include timber that is not currently merchantable. The current inventory of Merchantable Timber is estimated to be 41.3 million m3.
Species Distribution. Douglas fir is the predominant species on the Private Timberlands. Approximately 55% of the total area of the Private Timberlands have stands dominated by Douglas fir. Douglas fir is a preferred species because it has a high degree of acceptance in export markets and trades at a premium. Future volumes of Douglas fir will increase in proportion to the total harvest as plantations reach maturity. For the past 40 years, after the original harvest, the areas best suited to grow Douglas fir were replanted with Douglas fir to produce higher values. The proportion of Douglas fir available for harvest on the Private Timberlands greatly exceeds the average coastal British Columbia harvest of Douglas fir, which was approximately 30% of the total British Columbia coastal harvest volume, including harvest volume from Crown, private, Federal lands and First Nations reserves for the year ended December 31, 2007 (2006 — 31%).
Taxation. Most of the Private Timberlands are classified as Managed Forests under the Assessment Act (Managed Forest Land and Cut Timber Values Regulation), which governs the taxation of privately owned lands and provides for a lower property tax rate for timberlands classified as Managed Forests. Property taxes on the Private Timberlands were $5.5 million for 2007, or $2.45 per m3 harvested, compared to $5.8 million, or $2.11 per m3 for 2006.
Other
TimberWest also earns additional income from the Private Timberlands from a variety of sources other than timber harvesting, including royalty payments from third parties actively operating on rock quarry and gravel pits. These royalties are dependent on major construction projects on Vancouver Island and they are expected to continue in operation for the foreseeable future. The Private Timberlands also have potential value to be realized from other resources, such as energy and mineral rights.
Crown Timber Tenures
Approximately 95% of all forest lands in the Province of British Columbia are Crown land. Under the Forest Act and the Forest and Range Practices Act, the Ministry of Forests and Range regulates forestry operations on these lands and uses a system of timber tenures to provide the private sector with controlled access to the forest resource. The majority of Crown timber tenures provide licence holders with long-term access to timber through renewable licences. Logs from Crown timber tenures may be exported from British Columbia, subject to provincial log export policy. The Crown charges a stumpage fee on timber harvested from Crown lands. Stumpage costs for all harvests from Crown lands in coastal British Columbia averaged approximately $17 per m3 in 2007, compared to $9 per m3 in 2006.
TimberWest’s Crown Tenures. TimberWest is currently the holder of five renewable long-term Crown timber tenures, including two TFLs and three Forest Licences of which one TFL and one Forest Licence are subject to an asset sales agreement with transfer to the purchaser pending. For the year ending December 31, 2007,

TimberWest’s harvesting from long-term Crown timber tenures represented approximately 17% of the total company harvest. TimberWest’s Crown timber tenures currently have an AAC of approximately 0.7 million m3. The Company’s Crown tenures include Tree Farm Licenses, Forest Licenses and Timber Licenses.
Species Distribution. The species distribution, by standing volume, on TimberWest’s Crown tenures is estimated to be approximately 65% hemlock/balsam, 18% Douglas fir, 8% western red cedar and 9% cypress, Sitka spruce and other. For the year ended December 31, 2007, approximately 46% (2006 — 96%) of TimberWest’s production from Crown tenures was from second-growth timber stands. These second growth stands provide benefits similar to those provided by second-growth stands located within Private Timberlands.
Forest Management
Forest Management Strategy
The overall management objective for the Private Timberlands is to achieve sustainable forest management that is, maintaining and enhancing the long-term health of forest lands while providing ecological, economic, social and cultural opportunities for the benefit of present and future generations, as well as maximizing economic returns from the forest.
All of the Crown timberlands on which TimberWest conducts harvesting operations, with the exception of Timber Licences outside of TFLs, are managed on a sustainable harvest basis, which means that the volume of timber harvested over time will not exceed the volume of incremental growth over the same period. Forest management is based on detailed site assessments which guide such forest management activities as selection of harvesting method, site preparation, species used in regeneration, fertilization, juvenile spacing and commercial thinning, along with genetic research and the development and planting of superior trees.
Forest management operations on TFLs are guided by Management Plans, which are subject to approval by the Chief Forester of British Columbia every five years (see “Forest Policy and Regulations — TFL Management Plans”). These plans provide direction for harvest levels, forest protection, forest renewal and for consideration of other forest values.
TimberWest maintains a forest practices audit system to assess forest management performance for activities on its private and public lands. The audit system requires an assessment of selected operating areas at least every two years and submission of a report to senior management. Remedial action plans are prepared as required and follow-up is monitored. TimberWest has designed an environmental management system, which incorporates forest practice audits and facility environmental audits. These audits review both forest practices and facility operations. This environmental management system received ISO 14001 certification in November 1999 and it continues to be in compliance with this international standard.
Annual Harvest Rate
The Annual Harvest Rate for the Private Timberlands is set by the Company each year following an assessment of expected market conditions, opportunities and various constraints. In turn, harvest operations for the year are planned to deliver the desired volumes of species and log grades best able to meet the projected demand. Changing market conditions during the year may result in changes to these harvest plans in order to better meet customer needs or to address new constraints. This operational flexibility is key to capturing market premiums. The Company experiences some seasonal fluctuation in annual earnings as a result of weather-related factors having an affect on harvesting operations and reduced harvest volumes during poor economic conditions.
Contractor Operations
The Company’s harvesting and road building activities are carried out by independent contractors. The operations of contractors on TimberWest Private Timberlands and Crown tenures are guided by a number of policies, standards and procedures to ensure safe and environmentally responsible operations, regulatory compliance, and optimal value recovery from the forest.
Contractors are bound by their contracts to comply with TimberWest’s contractor safety policy. Contractors must have a suitable health and safety program in place and ensure any subcontractors they may employ also have health and safety programs. Contractors must demonstrate their commitment to safety in the workplace through active leadership and supervision in managing health and safety issues. Contractors are required to provide safety training and equipment to their workers. Contractors are also required to report all safety incidents to TimberWest and relevant regulatory bodies, and to monitor, report and work to continually improve their safety performance. TimberWest also monitors and reviews contractor safety performance. TimberWest requires all logging contractors be registered with the BC Forest Safety Council and to be SAFE certified by end of 2008.

Contractors must abide by the standards and guidelines set forth in TimberWest’s environmental management system, as well as all relevant federal and provincial Acts and Regulations. Contractors are required to provide training to their employees to ensure they understand the requirements of the environmental management system. TimberWest monitors contractor performance and when required, takes necessary action to ensure maintenance of the Company’s environmental certifications.
Recovering optimum value from forest resources requires that log manufacturing and value recovery standards be met. Contractors are required to develop standard operating procedures for log manufacturing and value recovery outlining how specified criteria will be met. TimberWest reviews and approves the operating procedures prior to work commencing.
Contractors are required to develop standard operating procedures and best management practices for each of the above policies and standards as a guide to meeting required performance levels. TimberWest utilizes a contractor management system to measure and monitor performance and ensure compliance with these policies and standards.
All harvesting on Crown timber tenures must meet the standards of the Forest Practices Code and the Forest and Range Practices Act for the protection of forest values. Harvesting activities are guided by Forest Development Plans or Forest Stewardship Plans approved by the Ministry of Forests and Range. These plans are generally made available to First Nations and the public for review and comment. Site plans are completed for each proposed harvest block, detailing measures for the protection of other resources and proposed reforestation activities and goals. The Ministry of Forests and Range issues cutting permits to provide the legal authority to harvest timber subject to the specific conditions attached to each permit.
The following table shows log production by timber tenure for the periods indicated.

	Log Production
	(mm3)
Timber Tenure	2007	2006
Private Timberlands (1)	2,227	2,724
Crown Licenses (1)(2)	452	711

	2,679	3,435

(1)	TFL log production excludes harvests from Private Timberlands located within the boundaries of the TFL.

(2)	Log production on Crown tenures excludes production on TFL 58.
The following table shows the species distribution of timber harvested from the Private Timberlands for the periods set out below.

	Log Production
	(mm3)
Tree Species	2007	2006
Douglas fir	1,622	1,996
Hemlock/balsam	478	560
Cedar	77	99
Cypress	16	39
Other	34	30

	2,227	2,724

Over the five years ended December 31, 2007, approximately 66% of the harvest volume on the Private Timberlands has been Douglas fir. On the Private Timberlands, the species distribution of timber harvested will vary from year to year.
The species distribution for the combined production on the Private Timberlands and Crown timber tenures during 2007 was 62% Douglas fir, 28% hemlock/balsam, 6% cedar and 4% other species.

Reforestation
TimberWest is responsible for reforestation on all Crown lands harvested. Successful regeneration must be achieved within a specified time period and at a prescribed density level. The regeneration commitment requires established stands of suitable tree species to reach a free-growing state unimpeded by competition from other plants. TimberWest accrues for its future silviculture obligation on Crown lands at the time of harvest.
On Private Timberlands that are Managed Forests, TimberWest is committed to ensuring forest regeneration to the standard set out in the Private Managed Forest Land Act and regulations. Site-specific silviculture programs are developed before harvesting to ensure prompt forest regeneration after harvesting. A variety of intensive silviculture techniques, such as genetic improvement and forest fertilization, have been used to increase productivity on the Private Timberlands. These costs are accounted for as operating expenditures.
TimberWest maintains the 40-hectare Mount Newton Seed Orchard for the production of high quality seed for the Private Timberlands and Crown timber tenures, with any surplus being offered for sale. Annual seedling requirements to meet TimberWest’s reforestation commitments are generally met through sowing the Company’s own seed in contract nurseries, and may be supplemented by the purchase of high-yield seed from other seed orchards.
Forest Protection
Forest protection on TimberWest’s Crown timber tenures and Private Timberlands is carried out to minimize losses through fire, insect infestation and disease. Fire suppression is provided by ground-based crews and equipment, supported by aerial water bombers under contract with the Ministry of Forests and Range. Losses due to fire, insect infestation and disease have been minimal.
Forest Policy and Regulation
Allowable Annual Cut (AAC) Determination
The AAC for TFLs and timber supply areas is determined by the Chief Forester of British Columbia and reflect timber conditions, regional and local economic and social interests, and environmental considerations. Harvest levels by the tenure holder are permitted to vary from year to year as long as the cumulative harvest within a cut control period, typically five years in length, does not exceed the cumulative AAC for the period by more than 10%. Overcuts at the end of the cut control period are considered as volume harvested in the subsequent cut control period. Overcuts of more than 10% are subject to penalties. If the volume of timber harvested in the cut control period is less than the cumulative AAC for that period, the tenure holder is not permitted to harvest the unharvested volume in the subsequent period and the Ministry of Forests and Range may dispose of the unharvested volume to a person other than the tenure holder.
The Forest Act requires the Chief Forester to determine an AAC for every TFL and timber supply area in the province every five years after the last determination. The AAC for TFL 47 was determined on July 29, 2003. The AAC for TFL 47 increased 13.2% from 688,758 m3 to 780,000 m3 and was in force effective August 1, 2003.
Subsequent to the last AAC determination by the Chief Forester, TFL 47 was subdivided on December 1, 2006 which lead to the creation of TFL 58. The Chief Forester apportioned the AAC for TFL 47 between TFL 47 and TFL 58. The effective AAC for TFL 47 on December 1, 2006 was 638,693 m3. TFL 58 is subject to an asset sale agreement with transfer to the purchaser pending.
Stumpage Charges
The government of British Columbia periodically establishes the fees to be paid for the right to harvest timber on Crown forests. Timber harvested from Crown timber tenures is subject to stumpage at the time of harvest. Stumpage fees are levied on timber harvested on TFLs, Forest Licences and Timber Licences based on the amount of timber scaled and the stumpage rates in effect. Total stumpage charges incurred by TimberWest were $7.8 million and $9.5 million for the years ended December 31, 2007 and 2006, respectively.
Reforestation
TimberWest is responsible for the reforestation of all lands that it harvests. Successful regeneration, through a mix of natural regeneration and tree planting, must be achieved within a specified time period prescribed for each harvest block. The Ministry of Forests and Range monitors regeneration of all logged areas on the Crown lands. TimberWest’s reforestation programs for the Private Timberlands are subject to audit by the provincial government agency, the Private Managed Forest Land Council, that administers the Private Managed Forest Land Act and regulations. KPMG audits the Company against the standards of SFI®.

TFL Management Plans
Forest management operations on TFLs are guided by Management Plans, which are generally approved every five years by the Ministry of Forests and Range. These plans provide direction for harvest levels, forest protection, forest renewal and for consideration of other forest values including water quality, recreation, tourism, fisheries and wildlife. The Ministry of Forests and Range policy requires integrated management and protection of the full range of forest values.
Forest Practices Regulations
In March 2003, the government of British Columbia introduced the Forestry Revitalization Plan which provided for significant changes both to Crown forest policy, including the Forest Practices Code, and to the existing allocation of Crown timber tenures to licensees.
In November 2003, the provincial government introduced the Private Managed Forest Land Act and regulations. This new act is results-based, recognizes private property rights and protects owners’ freedom to manage. This new act continues to establish protection objectives for the key public environmental values of fish habitat, water quality, critical wildlife habitat, soil conservation and the growing of trees. This Act and the related regulations were enacted August 3, 2004.
TimberWest trains its employees to carry out their daily tasks in full compliance with the Forest Practices Code, the Forest and Range Practices Act, the Private Managed Forest Land Act and other applicable regulations.
Log Export Regulations
Provincial log export regulations limit opportunities for companies to export logs from Crown timber tenures, such as Forest Licences and TFLs, private lands within a TFL and private lands granted after 1906. Provincial log export regulations require a surplus test and restrict the export of certain species and log qualities. A provincial export tax is levied on all logs under provincial regulation. The export tax varies by species and is set as a percentage of the domestic selling price of the log grades being exported. The application of a surplus test and the export tax creates a constraint on the export of logs under provincial regulation.
Logs from most private timberlands outside a TFL are not subject to provincial export regulations, however, the export of private land logs out of BC from these lands is restricted by the federal government’s surplus test, Notice 102. This test requires that private forest landowners offer their logs up for sale first in BC at domestic prices, which are generally lower than export prices, and only if there is no buyer in BC, can a private forest landowner then sell logs outside of the country. This restriction applies only to BC landowners and has the effect of depressing the price for both Crown and private land logs on the coast of BC. Private forest landowners in all other provinces, and in the US, are free to sell their logs to any customer they choose. See “Legal Proceedings — Notice 102” in this annual information form.
Assessment Act, Forest Land Reserve Act, and Private Managed Forest Land Act
The Forest Land Reserve Act (British Columbia) established a commission with the mandate to protect the productive capacity of forest reserve land, including Managed Forests, which are private timberlands so classified by the British Columbia Assessment Authority pursuant to the British Columbia Assessment Act (Forest Land) Regulation. This classification provides a preferential property tax rate to these lands. Most of the Private Timberlands and portions of the Real Estate Properties are all classified as Managed Forests.
In 2002, the Land Reserve Commission was restructured and the regulation for private forest land was amended, including the phasing out of the Forest Land Reserve and replacement with new government initiatives.
The Private Managed Forest Land Act and regulations require private forest land owners to undertake to reforest the land to certain specifications and to protect key public environmental values. The Managed Forests classification may be cancelled if the owner fails to meet the standard. A Private Managed Forest Land Council has also been established and is responsible for administering the act and any bylaws associated with it.
Environment and Land Use Issues
On the Private Timberlands, TimberWest’s operations meet the standards for environmental protection set out in the Private Managed Forest Land Act and regulations and must comply with various other provincial legislation, including: the Water Act, the Pesticide Control Act and the Wildlife Act, and the federal Fisheries Act. The Private Managed Forest Land Council will undertake periodic audits of practices under this regulation.
Portions of the Private Timberlands are adjacent to expanding urban developments on the east coast of Vancouver Island. While those properties now affected by municipal development plans are included in the Real Estate Properties, forest management strategies on other lands are conducted in a manner that is sensitive to the concerns of local interests and neighbouring owners. In certain of these areas, partial harvest systems are employed and harvest block layouts which mitigate the visual impact of harvesting when viewed from adjoining properties. In addition, TimberWest employs a watershed management strategy to guide forest operations on private lands. The policy requires approval of harvest plans by a forest hydrologist. Licenced water users are notified of plans prior to the commencement of harvesting activities.
Environmental standards on TimberWest’s Crown timber tenures are established principally under the Forest Practices Code and Forest and Range Practices Act.
Log Marketing
TimberWest engages in extensive log marketing activities in the Vancouver log market. Logs are marketed and sold primarily to customers located in the Lower Mainland and Vancouver Island areas of coastal British Columbia. At capacity, TimberWest’s Elk Falls sawmill processes approximately 0.9 million m3 of logs each year, of which approximately 70% are provided by TimberWest’s log harvest. The balance of the mill’s fibre requirement is purchased from external sources in order to provide a mix of logs that is best suited to the products manufactured by the sawmill.
With a combined AAC from Crown timber tenures of approximately 0.7 million m3 per year and an annual harvest of approximately 2.6 million m3 per year from the Private Timberlands, approximately 3.3 million m3 of logs are available annually, including a combination of sawlogs and pulplogs. Included in TimberWest’s log sales are commitments of approximately 0.6 million m3 per year in aggregate to Catalyst and Catalyst’s chip suppliers pursuant to fibre supply agreements with Catalyst (see “Fibre Supply Agreements”). Revenues from log sales were $246.4 million and $303.2 million for 2007 and 2006, respectively.
Log Exports
Timber harvested from the Private Timberlands can be exported, subject to compliance with federal or provincial export requirements. TimberWest explores every opportunity to access the higher value log markets. (see “Forest Policy and Regulation — Log Export Regulations”)
Approximately 1.2 million m3 and 1.5 million m3 of logs were sold to export markets during 2007 and 2006, respectively. During 2007, average sales realization for logs sold in export markets were approximately $18 per m3 higher than would have been realized for these same logs in domestic markets, compared to an average premium on export sales of $28 per m3 realized on 2006 export sales.
Real Estate
During 2007, the Company made significant progress in understanding the nature and potential of its real estate assets. In addition to undertaking the comprehensive EDAW study, the Company added considerable real estate expertise to its organization in order to begin the process of unlocking this value for unitholders. In building this organizational strength, the Company is now well-positioned to realize value from these assets.
As such, 2007 was very much a building year for the real estate organization.
During 2007, the Company sold 522 acres for net proceeds of $1.9 million compared to 2006 when TimberWest sold 3,188 acres for net proceeds of $32.9 million. In addition, during 2007 the Company executed a conservation land sale of 24,011 acres for net proceeds of $64.6 million to the Capital Regional District which includes the city of Victoria.
TimberWest and the Nature Conservancy of Canada have entered into a long-term agreement to identify and sell, covenant, or gift ecologically significant sites to the Nature Conservancy of Canada. In addition, small parcels of surplus lands may be purchased from TimberWest by neighbouring First Nations Bands as these Bands move closer to treaty settlements with the provincial and federal governments.
TimberWest is committed to exploring opportunities to create additional value from its land base, including participation in real estate activity and the development of other revenue streams where value may be added.

Real Estate and Conservation Land Sales History
Over the past five years, TimberWest has generated in excess of $136 million from real estate and conservation land sales.

	2007		2006	2005	2004	2003
Sales ($ millions)	$66.8	*	$35.7	$14.5	$10.5	$8.6
Acres	24,530		3,190	1,630	1,800	1,960
$/Acres	$2,700		$11,200	$8,900	$5,800	$4,400
$/Acres (excluding Leech Creek)	$3,900

*	Leech Creek Conservation land sale totaled $64.7 million or $2,700 per acre reflecting primarily average timberland value.
Lumber Manufacturing and Sales
TimberWest manufactures and markets a wide range of lumber products. By-products of the manufacturing process, in the form of chips and sawdust, are an important source of raw materials for pulp and paper mills. The Company currently has one sawmill, the Elk Falls sawmill.
The Company commenced a sales process for the Elk Falls sawmill in late 2005. This sales process concluded without any bid from prospective buyers. A charge of $18.4 million was taken at year end and the sawmill will be permanently closed on May 9, 2008.
Elk Falls Sawmill
TimberWest’s Elk Falls sawmill facility, located at Campbell River on Vancouver Island, consists of a medium-diameter log sawmill, an integrated chipping facility, a planermill and dry kilns. The sawmill processes medium-diameter logs either harvested from TimberWest’s logging operations or traded or purchased specifically for this operation.
The Elk Falls sawmill operates up to three shifts per day, five days per week depending on market conditions. The lumber and wood chip production volumes for the mill for each of 2007 and 2006 were as follows:

	Year ended December 31
Product	2007	2006
Lumber (mmfbm)	123	183
Wood chips (mm3)	254	362
Lumber sales are predominantly hemlock and Douglas fir specialty and dimension lumber. Approximately two-thirds of the lumber produced at the Elk Falls operation is exported to Japan for use in traditional Japanese housing. Wood-based housing has historically accounted for over 500,000 housing units annually, which represents approximately 47% of total Japanese housing starts, while traditional housing represents 77% of total wood-based housing. An increasing amount of the mill’s production is being manufactured and sold as finished product in the Japanese market. Production from the Elk Falls operation has been targeted to specialty lumber grades in the Japanese market where market conditions are generally more stable and provide improved margins over commodity grades in the North American market. Lumber is also shipped into other markets such as the United States, China, Belgium, Australia and Taiwan.
All residual by-products produced by the Elk Falls sawmill are committed to Catalyst under various long-term supply arrangements at prevailing market prices for use at its Elk Falls pulp and paper mill.

The geographic distribution of lumber sales, based on volume, for both fiscal 2007 and 2006 is summarized in the following table:

	Year ended December 31
Country	2007	2006
Japan	55%	66%
China	24%	16%
Belgium	10%	4%
Canada	7%	11%
United States	2%	2%
Other	2%	1%

	100%	100%

Waterborne lumber is carried by barge to Stuart Channel Wharves, TimberWest’s lumber trans-shipment operation located near Crofton on Vancouver Island, where it is loaded on to deep-sea vessels.
Lumber Marketing
TimberWest’s lumber marketing group is responsible for the marketing, market research and product development of all lumber products from TimberWest’s Elk Falls sawmill, which are marketed primarily in Japan, Canada, China, the United States, Belgium and Australia. In Japan, lumber production is sold to importers and housing manufacturing companies through TimberWest’s lumber marketing group, located in Vancouver. In Canada, lumber production is sold directly to specialty lumber manufacturers whose products are primarily oriented towards industrial end users in North America, Japan, China and Europe. In Belgium and other countries, lumber products are sold directly to distributors.
The markets in which TimberWest’s lumber products are sold are highly competitive. Customers have many choices of suppliers and determine their purchases based on product quality, service and price. The lumber marketing strategy of TimberWest is to position its products in market segments where long-term customer relationships can be established and where it can achieve the highest value for its products. As a result, for the year ended December 31, 2007, TimberWest’s top ten lumber customers represented approximately 62% of total lumber sales revenue.
Contractual commitments for offshore sales may be made for periods of up to three months, although most production is not contracted for delivery for a period of more than two months ahead of production.
Lumber sales revenue by market for lumber produced for the periods indicated were as follows:

Year ended December 31	Sales	Market Distribution of Lumber Sales Revenue
	($ millions)	(% of total)
						United
		Japan	China	Belgium	Canada	States	Other
2007	$76.0	62%	15%	15%	4%	2%	2%
2006	$117.3	79%	5%	6%	7%	2%	1%
Human Resources
As at December 31, 2007, TimberWest employed 356 salaried and hourly employees, compared to 406 employees as at December 31, 2006.
The distribution of employees by business area at December 31, 2007 is as follows:

Business Area	Salaried	Hourly	Total
		(# of employees)
Elk Falls Sawmill	26	234	260
Timberland and Real Estate operations	74	29 *	103
Corporate	22	—	22

Total	122	263	385

*	The Company is currently in discussions with the United Steelworkers about the future status of these employees.

TimberWest employs a unionized workforce in its lumber manufacturing and shipping operations. Strikes or lockouts at the Company, as with the Company’s service providers, or its customers’ operations could restrict the Company’s ability to carry on business and could have a material adverse effect on the Company’s financial condition and operating results.
At December 31, 2007, the following labour certifications are applicable to the Company’s operations:
The United Steelworkers of America Collective Agreement
The United Steelworkers of America (USWA) is the certified bargaining agent for 29 engineering and forestry employees in the timberland operations. This agreement expired on June 14, 2007. The Company is in a legal strike position. No settlement has been reached, however, the Company continues to operate.
The Communications, Energy & Paperworkers Collective Agreement
The Communications, Energy & Paperworkers Union (CEP) is the certified bargaining agent for TimberWest’s hourly employees at the Elk Falls Sawmill. The collective agreement with CEP expired on May 1, 2006. In 2006, the parties agreed to a recess. Negotiations resumed in 2007 and were again recessed and are not expected to continue as a result of the May 9, 2008 closure.
The International Longshore & Warehouse Union — Canada Collective Agreements
The International Longshore & Warehouse Union — Canada (ILWU Canada) is the certified bargaining agent for hourly employees at TimberWest’s Stuart Channel Wharves operation. TimberWest is a member of the British Columbia Maritime Employers Association and the Waterfront Foreman Employers Association. Each of these associations negotiates a master agreement with ILWU Canada locals on behalf of industry members. These two collective agreements with ILWU Canada expired on March 31, 2007. The British Columbia Maritime Employers Association contract was renewed until March 31, 2010 and negotiations are ongoing with the Waterfront Foreman Employers Association. TimberWest will cease operating this facility in 2008.
Environmental Matters
TimberWest is in substantial compliance with applicable environmental laws, including the Environmental Protection Act (Canada), the Waste Management Act (British Columbia), the Fisheries Act (Canada), the Forest Practices Code and permits issued thereunder.
TimberWest employs an environmental management system to ensure the Company’s operations are in compliance with environmental laws and regulations. During 1999, TimberWest was awarded ISO 14001 certification for all of its operations, both forest related and manufacturing, which indicates that TimberWest’s operations have appropriate systems in place to provide substantial compliance with applicable federal and provincial environmental legislation. The certification audits were conducted by KPMG Performance Registrar Inc. and are supplemented by regular follow-up audits to assess on-going compliance with the ISO standards and progress in adaptive management. TimberWest has now been in good standing with this certification program for over seven years.
TimberWest has had sustainable forest management certification for its forestry operations on private land under the SFI® Program since 2000. The year 2007 marked the extension of the scope of SFI certification to include all of TimberWest’s public timberlands. The SFI® program is a rigorous system of environmental and conservation practices that includes requirements for wildlife protection, biodiversity conservation, harvesting practices and a wide range of other forest management goals.
The Environment, Health and Safety Committee of the Board of Directors of the Company meets regularly to review overall performance, and to provide broad direction on environmental matters. The Company’s Environmental Vision Statement was updated in 2007 and received Board approval.
TimberWest’s operations on the Private Timberlands meet the performance standards set out in the Private Managed Forest Land Act and regulations. These results-based regulations place the onus on private landowners to conduct their operations in a manner and through practices which best protect the key public environmental values of water quality, fish habitat, critical wildlife habitat and soil conservation.
The British Columbia Contaminated Sites Regulation and the Waste Management Amendment Act (British Columbia) are focused on reducing the environmental impact of contaminated sites. This legislation imposes liability for remediation of a contaminated site which is absolute, retroactive and joint and several. TimberWest does not expect any significant additional liability to arise as a result of this legislation.
Changes to these environmental laws or regulations, or the implementation of new laws or regulations, could result in additional expenses, capital expenditures, and restrictions and delays in the Company’s activities. In addition, if the Company fails to comply with applicable legislation and regulations, its operations could be interrupted and it could be subject to significant liabilities, including fines and other penalties, or be required to take remedial actions, any of which could entail significant expenditure.
RISKS AND UNCERTAINTIES
Risks
The Company’s operations are subject to a number of risks, including those mentioned below. When considering an investment in TimberWest, you should carefully read and consider these risks, together with all other information in this report. If any of the following risks actually occur, the Company’s business, financial condition or operating results as well as the market price of its securities could be materially adversely affected.
TimberWest manages principal risks of its business through established systems and procedures. The Company’s principal risks can also be viewed in terms of controllable risks and non-controllable risks. Controllable risks relate primarily to the resources and assets of TimberWest and compliance with regulatory and ethical standards. Non-controllable risks result primarily from changes in general economic conditions, product market conditions, fluctuations in foreign currency exchange rates and legislative, regulatory or trade policy changes made by different levels of government.
Business and Operating Risk
Revenues, net income and cash flow from TimberWest’s timberland operations are dependent on the Company’s continued ability to harvest timber at adequate levels. The Company’s ability to harvest timber from its timberlands in order to fund distributions to unitholders may be limited by weather conditions, timber growth cycles, market pricing, sustainable forestry standards and regulatory requirements. There can be no assurance that the Company will achieve harvest levels in the future necessary to maintain or increase revenues, net earnings and cash flows.
To minimize the potential for adverse effects arising from these risk factors, TimberWest has systems and procedures in place to monitor the utilization of resources and the protection of assets. Control mechanisms report on the efficiency and use of forestry, conversion and monetary resources. TimberWest believes that procedures in place to track and monitor changes, along with adequate insurance coverage, protect the Company’s assets from undue business operations risk.
Global Market Risk
The global nature of the log and lumber business causes TimberWest to be subject to unexpected, uncontrollable and rapidly changing events and circumstances in addition to those experienced in Canada. Adverse changes in the following factors, among others, could have a negative impact on the Company’s business and operating results:
•	Effects of exposure to currency other than the Canadian dollar,

•	Regulatory, social, political, labour or economic conditions in a specific country or region, and

•	Trade protection laws, policies and measures and other regulatory requirements affecting trade and investment, including loss or modification to taxes and tariffs, and import and export licensing requirements.
Competition Risk
Many of TimberWest’s competitors in the forest products businesses have substantially greater financial and operating resources and own more timberlands than the Company. Some of the Company’s forest product competitors may also be lower-cost producers in the businesses in which TimberWest operates. They may also have better quality standing timber. In addition, wood products are subject to significant competition from a variety of non-wood and engineered wood products. TimberWest is also subject to competition from forest products produced in many jurisdictions around the world. To the extent there is a significant increase in competitive pressure from substitute products or other domestic or foreign suppliers, the Company’s business could be adversely affected. With respect to the Company’s real estate business, TimberWest is currently transitioning from a bulk land seller to adding value to its real estate portfolio by changing the zoning of the land, doing site preparation, planning developments and other value added activities. Many of the Company’s competitors in this business line have greater experience in real estate development than TimberWest.

Forest Resource Risk
TimberWest’s Private Timberlands and Crown timber tenures are subject to the risks associated with standing forests. Forest fires, insect infestation and disease pose the primary risks. The Company has endeavoured to minimize these risks through prevention and early detection. Fire protection is provided through ground-based suppression crews and aerial attack. To further minimize the risk of fire on its own and neighboring lands, the Company entered into a cooperative fire control agreement with the British Columbia Ministry of Forests for additional fire prevention, detection, control and extinguishment services.
Historically, losses on the Company’s private timberlands and Crown timber tenures due to fire, insect infestation and disease have been negligible. As is typical in the forest products industry, the Company does not maintain insurance coverage with respect to damage to the standing timber in its private timberlands. The Company does, however, maintain insurance for loss of logs due to fire and other occurrences following harvesting.
End-market Risk
The results of TimberWest’s operations are, and will continue to be, affected by the cyclical nature of the forest products industry. Prices and demand for logs and manufactured wood products have been, and in the future can be expected to be, subject to cyclical fluctuations. The demand for logs and wood products is primarily affected by the level of new residential construction activity and repair and remodeling activity and other industrial uses, which are subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions and other factors. Decreases in the level of residential construction activity, repair and remodeling and the emergence of non-wood, substitute products generally reduce demand for logs and wood products, resulting in lower revenues, net earnings and cash flows.
The Company’s business includes the sale of logs from its timberlands for export, which is substantially dependent on market and economic conditions in Japan, other parts of Asia and the US. Log export revenues may be affected by, among other things, log supply in competing regions, fluctuations in exchange rates, the availability of substitute products, the level of housing starts, changes in building practices, changes in marine transportation costs the effect of existing federal legislation that constrains log exports from private timberlands only in British Columbia, and provincial log export policies. Historically, exported logs have been sold at a premium over the prices that would have been received if the logs had been sold in the domestic market. British Columbia provincial legislation constrains the export of logs originating from Crown timber tenures and certain private timberland (see further discussion of this issue under “Uncertainties — Market Access” in this annual information form).
An ancillary part of the Company’s business is the sale of pulp logs. Prices for these logs are dependent on supply/demand balances for pulp fibre on the BC coast, which are in turn affected by market and economic conditions surrounding the demand and supply of wood pulp and paper products.
In addition, the real estate business is also cyclical and influenced by factors beyond the Company’s control. The demand for real estate can be affected by general economic conditions, changing interest rates, demographics and government policy.
Regulatory Risk
TimberWest is subject to numerous and increasingly stringent forestry and environmental laws and regulations of general application relating to forest practices, air emissions, effluent discharges, groundwater quality, plant and wildlife protection, employee health and safety, and waste management. Changes to these laws or regulations, or the implementation of new laws or regulations, could result in additional expenses, capital expenditures, and restrictions and delays in the Company’s activities. In addition, if the Company or its contractors fail to comply with applicable legislation and regulations, its operations could be interrupted and it could be subject to significant liabilities, including fines and other penalties, or be required to take remedial actions, any of which could entail significant expenditure.
Input Cost Risk
The price of raw materials and energy can be volatile and is susceptible to rapid and substantial increases due to factors beyond the Company’s control such as changing economic conditions, political unrest and instability in energy-producing nations, and supply and demand considerations. For example, energy costs have increased substantially in recent years. Increases in those and other input costs, such as contractor labour costs could have a material adverse effect on the Company’s business, financial condition and results of operations.

Financial Conditions and Profitability of Logging Contractors
All of the Company’s road building and timber harvesting operations are performed by independent contractors. TimberWest is dependent on an economically viable, competitive pool of logging contractors. Currently 55% of TimberWest’s harvesting is done by three contractors. If some of TimberWest’s large stump-to-dump contractors were to become insolvent, TimberWest’s financial condition and results of operations would be adversely impacted until replacement contractors could be retained.
Third Party Risk
First Nations, environmental groups and interested individuals may seek to delay or prevent a variety of operations on the Company’s land base. It is possible that environmental groups and interested individuals may intervene in the regulatory processes in timberlands that TimberWest owns or manages. Challenges to the Company’s harvesting real estate and other operations on its land base plans could materially delay or prevent operations on its properties.
Environmental Hazard Risk
TimberWest currently owns or formerly operated, manufacturing facilities and discontinued operations which are subject to environmental liabilities, such as cleanup of hazardous material, contamination and other existing or potential liabilities of which the Company is not currently aware. Contamination at current and former manufacturing operations and the cost of investigation and remediation of contaminated properties could increase operating costs and adversely affect financial results. Although TimberWest believes that it has adequate reserves for the investigation and remediation of its current properties, there can be no assurance that actual expenditures will not exceed the Company’s expectations.
Real Estate Regulatory Risk
Entitlement and development of real estate entails an extensive approval process involving overlapping regulatory jurisdictions. Real estate projects must generally comply with the provisions of local governments and local land use and development regulations. Compliance with these regulations can be lengthy and costly and significant conditions can be imposed with respect to a particular project. Any of these issues can be expected to materially affect the cost and timing of the Company’s real estate activities.
Changes in the interpretation or enforcement of these laws, the enactment of new laws regarding the use and development of real estate, or the identification of new facts regarding the Company’s properties could lead to new or greater costs, delays and liabilities that could materially adversely affect the Company’s business, profitability or financial condition.
Real Estate Risk
A number of factors, including an oversupply of entitled land, an increase in the cost of completed homes and adverse changes in the interest rate, could affect the value of the Company’s development properties and negatively impact TimberWest’s operating results.
In addition, there are inherent uncertainties in the timing of real estate transactions that could adversely affect the operating results. Delays in the completion of transactions or the termination of potential transactions can be caused by factors beyond the Company’s control. These events may in the future adversely affect the Company’s operating results.
Environmental Risk
Weather conditions, timber growth cycles and restrictions on access may limit harvesting of the Company’s timberlands, as may other factors, including damage by fire, wind, storms, insect infestation, disease, prolonged drought and other natural disasters.
Geographic Risks
TimberWest owns or manages approximately 322,000 hectares or 796,000 acres of timberland and real estate located primarily on Vancouver Island. Accordingly, if the level of production from these forests substantially declines, or if the demand for real estate on Vancouver Island declines, it could have a material adverse effect on the Company’s overall production levels and revenues.
In addition, given the long distances that TimberWest’s products are shipped, ocean freight rate changes are a material factor in the profitability of certain products.

Human Resource Risk
TimberWest believes that the Company’s success depends, to a significant extent, upon its ability to attract and retain key senior management and operations management personnel. The Company’s failure to recruit and retain these key personnel could adversely affect its financial condition or results of operations.
Interest Rate Risk
One of the factors that may influence the price of the Company’s Stapled Units will be the yield as compared to yields on other financial instruments. Thus, an increase in long-term interest rates will result in higher yields on other financial instruments, which could adversely affect the price of TimberWest’s Stapled Units. Interest rate changes can affect markets for products and real estate.
Currency Risk
TimberWest sells a substantial volume of products outside of Canada (49% of gross sales in 2007), all in US dollars. As such, the relative strength of the Canadian dollar versus its US counterpart has an effect on the Company’s sales and earnings. The relative strength of the Yen and the Euro also affect the Company’s competitiveness in the markets in which it sells its products. The Company’s approach to managing this risk has been to work on reducing costs in an effort to improve its competitiveness on a global basis.
Uncertainties
Business Transformation Initiative
A key Operations Excellence initiative implemented by the Company in 2005 was the transformation of its business model through a restructuring of the Company’s log harvesting operations and a move to contract out the balance of its log harvesting and road building activities. Over time, the success of this initiative will be affected by market forces and the labour relations environment on the coast of BC.
Future Regulation
Environmental laws and regulations are changed from time to time, and are generally becoming more restrictive. Laws, regulations and related judicial decisions and administrative interpretations affecting the Company’s business are subject to change and new laws and regulations that may affect its business are frequently enacted. These changes may adversely affect the Company’s ability to harvest and sell timber, operate manufacturing facilities and/or develop real estate. These laws and regulations may relate to, among other things, the protection of timberlands, endangered species, timber harvesting practices, recreation and aesthetics, air and water quality, and remedial standards for contaminated property and ground water. Over time, the complexity and stringency of these laws and regulations have increased markedly and the enforcement of these laws and regulations has intensified. TimberWest believes that these laws and regulations will continue to become more restrictive and over time adversely affect the Company’s operating results.
Forest Resources
The mix of timber harvested by TimberWest changes each year. With continued harvesting, over time there is less mature timber remaining in the forest inventory, which has traditionally been the Company’s higher-value fibre. This is offset by an increase in smaller diameter, mostly second-growth timber. Historically, TimberWest has partially offset the effects of a smaller diameter end-use sort mix with lower costs and market diversification. As well, as customers adapt to the changing mix coming out of the forest, demand has improved for the smaller diameter product and pricing has reflected this improved demand. The Company will continue to pursue ongoing productivity improvements and pursue the best value for its timber resources in an effort to help offset the effects of a changing end-use sort mix. Sales realizations will be under downward pressure over time with the changing timber profile.
Market Access
The export of most private land logs out of British Columbia is restricted by the federal government’s surplus test, Notice 102. This test requires that private forest landowners offer their logs for sale first in British Columbia at domestic prices, which are typically lower than export prices, and only if there is no buyer in British Columbia can a private forest landowner then sell logs outside of the country. This restriction applies only to British Columbia landowners. Private forest landowners in all other provinces, and in the US, are free to sell their logs to any customer they choose.
In 2007, TimberWest sold 1.2 million m3 of logs into markets in Asia and the US West Coast at an average sales realization premium of $18 per m3 over what would be realized in the domestic market. The premium earned by selling private land logs into the export market represents 25% of the 2007 distributable cash and has represented more than half the distributable cash generated by the Company in the past. The ability to export private land logs has also played a key role in keeping employees working. Selling logs at higher international prices allows owners of private land to harvest stands that would otherwise be uneconomic.
Forcing private forest landowners to sell logs to domestic sawmills at prices lower than international prices transfers value from the tree grower to the processors, impairs the value of private timberlands in coastal British Columbia and reduces pricing of Crown logs sold on the coast of British Columbia.
In 2001, TimberWest filed a statement of claim in the Federal Court of Canada challenging the validity of the private land log export restrictions that apply only to British Columbia, seeking a declaration that the provisions are of no force and effect. This action went to trial in the Federal Court in the spring of 2006 and on February 8, 2007, the action was dismissed. The Company filed an appeal with the Federal Court of Appeal and this was dismissed on December 5, 2007. The Company has decided not to pursue any further legal action.
Fibre Supply Agreements
TimberWest has entered into several fibre supply agreements with Catalyst Paper Corporation (Catalyst). These arrangements make sawlogs available for Catalyst’s benefit and also provide Catalyst with a supply of residual wood fibre. These are long-term contracts that specify the volumes to be supplied at prevailing domestic market prices. In addition, Catalyst pays a fee to TimberWest for services provided under the agreements. These agreements are all indefinite agreements subject to termination by Catalyst only, with 12 or 24 months’ notice depending on the agreement. Were any of these agreements to be terminated, depending on the market conditions at the time, there could be a positive or a negative effect on TimberWest’s revenues, net earnings and cash flows. TimberWest is currently in the process of negotiating amendments to these agreements but there is no assurance as to the outcome of such negotiations.
Labour Relations
TimberWest’s unionized workforce is restricted to 29 foresters and engineers in its timberland operations. TimberWest also employs a unionized workforce in its lumber manufacturing and shipping operations. Strikes or lockouts at the Company, its contractors’ or its customers’ operations and service providers could restrict the Company’s ability to carry on business and could have a material adverse effect on the Company’s financial condition and operating results.
At December 31, 2007, the following labour certifications are applicable to the Company’s operations:
The United Steelworkers of America Collective Agreement
The United Steelworkers of America (USWA) is the certified bargaining agent for 29 engineering and forestry employees in the timberland operations. This agreement expired on June 14, 2007. The Company is in a legal strike position. No settlement has been reached, however, the Company continues to operate.
The Communications, Energy & Paperworkers Collective Agreement
The Communications, Energy & Paperworkers Union (CEP) is the certified bargaining agent for TimberWest’s hourly employees at the Elk Falls Sawmill. The collective agreement with CEP expired on May 1, 2006. In 2006, the parties agreed to a recess. Negotiations resumed in 2007 and were again recessed and are not expected to continue as a result of the May 9, 2008 closure.
The International Longshore & Warehouse Union — Canada Collective Agreements
The International Longshore & Warehouse Union — Canada (ILWU Canada) is the certified bargaining agent for hourly employees at TimberWest’s Stuart Channel Wharves operation. TimberWest is a member of the British Columbia Maritime Employers Association and the Waterfront Foreman Employers Association. Each of these associations negotiates a master agreement with ILWU Canada locals on behalf of industry members. These two collective agreements with ILWU Canada expired on March 31, 2007. The British Columbia Maritime Employers Association contract was renewed until March 31, 2010 and negotiations are ongoing with the Waterfront Foreman Employers Association. TimberWest will cease operating this facility in 2008.
Aboriginal Land Claims
Canadian courts have recognized that aboriginal peoples may possess rights at law in respect of land used or occupied by their ancestors where treaties have not been concluded to deal with these rights. These rights may vary from limited rights of use for traditional purposes to a right of aboriginal title and will depend upon, among other things, the nature and extent of the prior aboriginal use and occupation. The courts have encouraged the Canadian federal and provincial governments and aboriginal peoples to resolve rights claims through the negotiation of treaties.

Aboriginal groups in British Columbia have claimed substantial portions of land in the province over which they claim aboriginal title or in which they have a traditional interest and for which they are seeking compensation from various levels of government. A process is now in place within British Columbia to deal with aboriginal land claims. These negotiations will be ongoing for a number of years, depending on the commitment of the parties involved and the precedents set by the outcomes of the first settlement agreements.
Canadian governments have a duty to consult with and possibly accommodate aboriginal groups where their rights may be affected.
TimberWest cannot predict whether aboriginal land claims or other rights in British Columbia will affect its existing Crown timber tenures, its private timberlands, its ability to harvest timber from these sources in the future or its ability to renew or secure other sources in the future.
OUTLOOK FOR 2008
TimberWest expects to continue facing very difficult log and lumber market conditions throughout 2008 with continued weakness in the US housing market, lack of expansion and the oversupply situation in the Japanese market and the continued strength of the Canadian dollar. As a result, the Company has started off 2008 maintaining low harvest levels and therefore expects to harvest only about 30% of its historic volumes. TimberWest trees will continue to grow in size and value and, accordingly, the Company expects the timber will be worth considerably more when harvested in the future than if it were to harvest them today. With the combination of higher projected future log prices, the volume growth of the trees and the expectation of lower harvesting costs, the Company believes unitholder value is enhanced by leaving trees to grow today. By reducing harvests when margins are low and increasing harvests when margins are high, the net asset value of the Company is expected to increase.
The Company is beginning the year with low log inventories of 462,000 m3 and anticipates ending the first quarter with even lower levels. It is planning for and managing harvest levels on a month-by-month basis with usual tight controls over costs, inventory and other working capital items.
The Company is also starting the year with two long term, stump-to-dump contractors in financial difficulty: one has filed for creditor protection under Companies’ Creditors Arrangement Act (“CCAA”) and is working on a restructuring plan while the other has filed for bankruptcy and a trustee has been appointed. Together these two contractors produce about 36% of TimberWest’s private land harvest. With respect to the employees who worked for the company now in bankruptcy, the Company will work with the union to provide employment opportunities for them with the new contractors who ultimately take over these operations. The Company’s plans are to award the harvesting work to mid-sized contracting firms and reduce reliance on large, stump-to-dump contractors. With the reduced harvest levels this year, the remaining contractors should be able to produce the desired level of production.
TimberWest believes that its strategy of reducing the harvest in these times of extremely poor market conditions is a superior long term value creation strategy for the unitholders. Looking beyond the immediate market challenges, the Company expects to see demand and pricing for log and lumber products in its region improve dramatically. This view is based upon its assessment of the positive demographics in the US which should result in the return to a strong housing market, expectations regarding continuing growth in demand for wood products in Asia, the impact of inevitable future supply shortages caused by the mountain pine beetle infestation in the BC interior and the continuation of lower harvests in eastern Canada. When margins improve, the Company will go back and harvest the trees that it left behind last year and those it will leave behind in 2008.
The Company also believes that its real estate strategy is the right long term one for unitholders. Planning and zoning will enhance real estate values dramatically on its core development lands. As a matter of corporate policy, it will not divest these core development properties before their time. That is, not before the required consultations have occurred with communities and regional districts and the follow up planning and entitlement changes have occurred.
In 2008, TimberWest does not expect to generate sufficient distributable cash to cover its subordinate note interest. It will assess its financial situation carefully and update unitholders quarterly as it manages through this downturn. The Company has a strong balance sheet and continues to focus on growing long-term unitholder value.

LEGAL PROCEEDINGS
Notice 102
TimberWest filed a statement of claim in the Federal Court of Canada July 31, 2001, calling on the federal government to repeal its discriminatory private land log export restriction that imposes, only in BC, a “surplus test” on private forest landowners (see further discussion of this issue under the preceding section “Uncertainties — Market Access” ). The federal government filed a statement of defence in September 2001. The government also filed a motion to strike the statement of claim in October 2001. A Federal Court order dated June 12, 2002, supported TimberWest and the action proceeded to trial in the Federal Court in Spring 2006. The Company received a ruling from the Federal Court of Canada on February 8, 2007. The action was dismissed. The Company filed a Notice of Appeal with the Federal Court of Appeal. The appeal was dismissed on December 5, 2007 and the Company has decided not to pursue any further legal action.
Other
The Company is subject to additional legal proceedings and claims that arise in the ordinary course of its business. Although there can be no assurance as to the disposition of these matters and the proceedings, it is the opinion of the Company’s management, based upon the information available at this time, that the expected outcome of these matters, individually or in aggregate, will not have a material adverse effect on the results of operations and financial condition of the Company.
CAPITAL STRUCTURE
Stapled Units
TimberWest has a unique equity instrument consisting of one common share, 100 preferred shares and approximately $8.98 face amount of Series A Subordinate Notes. These components are “stapled” together as a single unit and trade together on the Toronto Stock Exchange, under the symbol TWF.UN, as Stapled Units. The securities comprising a Stapled Unit trade together as Stapled Units and cannot be transferred except with each other as part of a Stapled Unit until the date of maturity of the Series A Subordinate Notes or the payment of the principal amount of the Series A Subordinate Notes following an event of default and expiration of a remedies blockage period.
Common Shares
The Company’s common shares have no par value.
Holders of Common Shares forming part of the Stapled Units are entitled to receive notice of and to attend all shareholders’ meetings (except meetings of holders of any other class of shares) and to vote (one vote per Common Share) at such meetings. Holders of Common Shares are, at the discretion of the board of directors and subject to applicable legal restrictions, entitled to receive rateably any dividends declared by the board of directors on the Common Shares from time to time to the exclusion of the holders of the Preferred Shares, and are entitled to participate rateably in any distribution to shareholders upon a liquidation, dissolution or winding-up after payment of any amounts payable to the holders of the Preferred Shares or preferred shares of any other class outstanding. There are no pre-emptive, redemption or outstanding conversion rights attached to the Common Shares.
Preferred Shares
The Company’s preferred shares have a par value of $0.024456 per share. The holders of the preferred shares are entitled to the receipt of dividends as may be declared by the Board of Directors from time to time and are not entitled to any voting rights except as may be provided under the British Columbia Business Corporations Act. The preferred shares may be redeemed at the option of the Company in whole at any time or in part from time to time at par value.
The terms of the Preferred Shares require us to make an election pursuant to subsection 191.2(1) Part V1.1 of the Tax Act, so that no holder of Preferred Shares will be subject to tax under section 187.2 of the Tax Act on dividends received on the Preferred Shares.
Series A Subordinate Notes
General
Each Series A Subordinate Note has been issued with a face amount of $8.978806569.

The Series A Subordinate Notes are unsecured and subordinate to all credit facilities and debentures issued by the Company. The principal amount of the Series A Subordinate Notes plus accrued and unpaid interest thereon are due on August 31, 2038, unless such date is extended by the Company at the time of the issuance of additional Subordinate Notes to a date not later than the earlier of: (i) the date of maturity of such additional Subordinate Notes; and (ii) August 31, 2048, and will be payable by cash or, at the option of the Company, by delivery of common shares to the Subordinate Note Trustee for the benefit of the holders of the Subordinate Notes.
Rank and Subordination
The Series A Subordinate Notes are unsecured debt obligations of the Company and rank pari passu with all other Subordinate Notes issued under the Subordinate Note Indenture and all other unsecured indebtedness of the Company to which such Subordinate Notes are not subordinated. The Subordinate Note Indenture provides that the Subordinate Notes are subordinated and junior in right of payment to (i) the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (x) indebtedness for money borrowed by the Company and (y) indebtedness evidenced by debentures, bonds, notes or other similar instruments issued by the Company, including any such securities issued under any indenture or other instrument to which the Company is a party (including indentures pursuant to which subordinated debentures have been or may be issued), (ii) all capital lease obligations, (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations, all hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all obligations under any title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations for the reimbursement of amounts paid pursuant to any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in items (i) through (iv) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise and (vi) all obligations of the type referred to in items (i) through (iv) above of other persons secured by any lien on any Company property or assets (whether or not such obligation is assumed by the Company), except for (a) any such indebtedness that contains express terms, or is issued under an indenture or other instrument which contains express terms providing that it is subordinate to or ranks pari passu with the Subordinate Notes and (b) any indebtedness between the Company and affiliates which obligations are of the type referred to in items (i) through (vi) above which have been designated as senior indebtedness by the Company in the agreement or instrument by which such indebtedness is assumed, created or incurred by the Company or pursuant to which liability for such indebtedness arises.
Such senior indebtedness also includes all indebtedness and liabilities of the Company including the principal of and premium, if any, and interest on, indebtedness of the Company which, by the terms of the instrument or agreement creating, evidencing or governing the same, is expressed to rank in right of payment in priority to the indebtedness evidenced by the Subordinate Notes.
No payment of principal (including redemption payments) or interest on the Subordinate Notes may be made and the Subordinate Note Trustee is not entitled to receive, retain or make any payments on account of the indebtedness represented by the Subordinated Notes or to demand or institute proceedings for the collection of, or receive any payment or benefit on account of, the Subordinate Notes (i) if any senior indebtedness of the Company is not paid when due, (ii) if any applicable grace period with respect to a payment default on senior indebtedness has ended and such default has not been cured or waived or ceased to exist or (iii) if the maturity of any senior indebtedness has been accelerated because of a default and not been rescinded or such senior indebtedness is not repaid in accordance with its terms. Upon any distribution of assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due with respect to all senior indebtedness of the Company must be paid in full before the holders of the Subordinate Notes are entitled to receive or retain any payment.
The Subordinate Note Indenture and the Subordinate Notes do not contain any covenants or other provisions designed to afford holders of the Subordinate Notes protection in the event of a highly leveraged transaction involving the Company or any of its subsidiaries.
The Subordinate Note Trustee has also entered into priority agreements with trustee for the unsecured debentures issued by the Company and various lenders under the credit facilities agreements of the Company to acknowledge the subordination nature of the Subordinate Notes.
In addition, the Subordinate Note Trustee will, at the direction of the Company, enter into an agreement with the holders of certain senior indebtedness of the Company, or any trustee for such holders, agreeing with such holders or such trustee not to accelerate or commence or take any action, suit or other proceeding to enforce the rights of the holders of the Subordinate Notes during the period of 36 consecutive months following an event of default under the Subordinate Note while such senior indebtedness is outstanding.
Interest
The Series A Subordinate Notes bear interest at the rate of 12% per annum payable quarterly in arrears except as provided below. Interest accrued to January 1, April 1, July 1 and October 1 of each year (each an “Interest Accrual Date”) will be paid on the 15th of the month (each an “Interest Payment Date”) next following each Interest Accrual Date to the person in whose name each such note is registered on the preceding Interest Accrual Date or to the order of such person.
The amount of interest payable for any period will be computed on the basis of a 360-day year of 12 months of 30 days each. In the event that any date on which interest is payable on the Subordinate Notes is not a business day, then payment of the interest otherwise due on such date will be made on the next succeeding business day (and without any interest or other payment in respect of any such delay) except that, if such business day is in the next succeeding calendar year, then such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. Interest payments will be made in an amount equal to the interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment) to but excluding the applicable Interest Payment Date or the maturity date of the Subordinated Notes, as the case may be.
Option to Defer Interest Payments
The Company has the right, at any time and from time to time, to defer payments of interest on the Subordinate Notes for a period of up to 27 consecutive months commencing on the Interest Payment Date on which such interest is payable (the “Deferral Period”). During any Deferral Period the Company may not declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any shares, other than (i) as a result of an exchange or conversion of any class or series of shares or rights to acquire such shares for any other class or series of shares or rights to acquire such shares, (ii) the purchase of fractional interests in shares pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged, (iii) dividends or distributions on shares or rights to acquire such shares paid with shares or rights to acquire such shares or (iv) dividends or distributions upon, or redemptions, purchases or acquisitions of shares held by wholly-owned subsidiaries. In addition, during any Deferral Period the Company may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities or indebtedness for borrowed money issued or incurred by the Company that rank pari passu with or junior to the Subordinate Notes.
At or prior to the termination of any Deferral Period, the Company may further defer payments of interest by paying, in cash or in shares (as described below under “Common and/or Preferred Shares Payment Election”), the amount of deferred interest payable at the commencement of a Deferral Period as last extended, thereby extending the commencement of such Deferral Period, provided, however, that no Deferral Period may exceed a period of 27 consecutive months from its commencement, as last extended, or extend beyond the maturity date of the Subordinate Notes or, in case of a share payment election (as described below under “Common and/or Preferred Shares Payment Election”) in respect of the maturity amount, the Share Delivery Date as provided for under the Subordinate Note Indenture (the “Payment Date”). The Company may, at any time during a Deferral Period, commence a new Deferral Period for up to 27 consecutive months, subject to the terms described in the Subordinate Note Indenture. There may be multiple Deferral Periods of various lengths, each of up to 27 consecutive months, throughout the term of the Subordinate Notes, but none of the Deferral Periods may extend beyond the Payment Date.
During a Deferral Period, interest will accrue but will not compound. All deferred interest will be paid on the Interest Payment Date at the end of such Deferral Period, as last extended, and, in any event, no later than the relevant Payment Date. Deferred interest will not be required to be paid during a Deferral Period except at the end thereof, as last extended. The Company will give the holders of the Subordinate Notes notice of the initiation of any Deferral Period, and any extensions thereof, at least 21 business days prior to the earlier of (i) the next succeeding Interest Payment Date or (ii) the date upon which the Company is required to give notice to any applicable regulatory body or holders of the Subordinate Notes on the Interest Accrual Date or Interest Payment Date, in each such case with respect to interest payments the payment of which is being deferred.

Common and/or Preferred Shares Payment Election
The Company may elect, from time to time, to satisfy the obligation to pay any interest (including deferred interest) on any Interest Payment Date on the Subordinate Notes by delivering Common Shares and/or, at the Company’s election, Preferred Shares. The Company may also elect, from time to time, to pay the principal amount of the Subordinate Notes plus accrued and unpaid interest thereon on the maturity date by delivering Common Shares. Such election is referred to in this section as a “Share Payment Election”. The Company may make a Share Payment Election by delivering written notice (a “Share Election Notice”) to the Subordinate Note Trustee, subject to complying with applicable securities laws and other laws and to obtaining all appropriate regulatory approvals. In case of a Share Payment Election in respect of the payment of an interest amount, in the Share Election Notice the Company will inform the Subordinate Note Trustee of (i) the amount of interest that is to be paid and the aggregate amount (not exceeding the amount of interest) that is to be paid by the Subordinate Note Trustee as the subscription price for Common Shares and/or Preferred Shares and (ii) the proportion of such amount that is to be paid by the Subordinate Note Trustee for Common Shares and/or Preferred Shares, if any. In case of a Share Payment Election in respect of payment of the principal amount and accrued and unpaid interest on the maturity date, in the Share Election Notice the Company will inform the Subordinate Trustee of the aggregate amount that is to be paid by the Subordinate Note Trustee as the subscription price for Common Shares. The Subordinate Note Trustee will then be required to subscribe for and purchase from the Company, on behalf of the holders of the Subordinate Notes (or the series of Subordinate Notes in respect of which such payment is being made, as the case may be), Common Shares and/or Preferred Shares, as the case may be, each at the fair market value of a Common Share or Preferred Share, as the case may be, determined by an independent investment dealer, or other valuer qualified to provide an opinion with respect to the fair market value of such Common Shares and/or Preferred Shares, as the case may be, selected by the Company for such purpose and acceptable to the Subordinate Note Trustee. If the Company exercises the Share Payment Election in respect of payment of the principal amount of the outstanding Subordinate Notes, such election must be delivered to the Subordinate Note Trustee no sooner than 180 days and no later than 60 days prior to the maturity date of the Subordinate Notes. The Company may withdraw a Share Election Notice at any time prior to the consummation of the issue and sale of the shares that are the subject of such Share Election Notice, in which case the Company will be obligated to pay in cash all interest (or principal amount of the Subordinate Notes plus accrued and unpaid interest thereon, as the case may be) in respect of which the Company initially gave notice of a Share Payment Election.
In the event the Subordinate Note Trustee subscribes for shares as a result of us making a Share Payment Election, the Company will enter into a customary share purchase agreement with the Subordinate Note Trustee to govern the issuance of such shares, and will comply with all applicable laws, including all applicable Canadian securities laws and all rules and regulations of any stock exchange on which Common Shares are then listed. The Company will pay all fees and expenses in connection with such share purchase agreement.
Common Shares and/or Preferred Shares issued to the Subordinate Note Trustee pursuant to a Share Payment Election will be delivered to the Custodian under the Note Deposit Agreement to be held for the benefit of the holders of the Subordinate Note Receipts. In the case of Common Shares and/or Preferred Shares issued to the Subordinate Note Trustee in respect of interest, these shares will be held by the Subordinate Note Trustee for the benefit of the holders of the Subordinate Note Receipts according to the amounts of interest to which each such holder was entitled and from the payment of which the Subordinate Note Trustee subscribed for Common Shares and/or Preferred Shares. In the case of Common Shares issued to the Subordinate Note Trustee in respect of the principal amount of the Subordinate Notes and accrued and unpaid interest thereon, these shares will be delivered by the Custodian to the holders of the Subordinate Note Receipts according to the amounts payable to each such holder upon the maturity of the Subordinate Notes upon their request.
The Company may only issue Common Shares and/or Preferred Shares pursuant to a Share Payment Election if, on the date of such issuance, the Common Shares are listed on a major stock exchange or other quoted market in Canada or the United States and there has not occurred any event of default in respect of the Subordinate Notes.

Limitations on Transactions
In the event that the Company has exercised the right to defer payment of interest as provided in the Subordinate Note Indenture and such Deferral Period is continuing, or there has occurred and is continuing any Subordinate Note Event of Default, then (i) the Company may not declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any shares (other than (a) as a result of an exchange or conversion of any class or series of shares or rights to acquire such shares for any other class or series of the shares or rights to acquire such shares, (b) the purchase of fractional interests in shares pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged, (c) dividends or distributions made on shares or rights to acquire such shares with shares or rights to acquire such shares or (d) dividends or distributions upon, or redemptions, purchases or acquisitions of, shares held by wholly-owned subsidiaries) and (ii) the Company may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities or indebtedness for borrowed money issued or incurred by the Company that rank pari passu with or junior to the Subordinate Notes.
Class B Preferred Shares
The Company’s authorized share capital also includes Class B preferred shares. These preferred shares are without par value and have been designated in series A, B, C, D and E. The Company has issued Class B preferred shares under series A, D and E. These shares are held by the Company’s subsidiaries and are eliminated upon consolidation.
Debentures
On October 1, 2007, the Company used the Tranche A credit facility to retire the maturity of the $195.0 million of 7.0% debentures.
The Company’s $195.0 million aggregate principal amount of debentures bore interest at 7% per annum, were unsecured and unsubordinated, and ranked senior in priority to the Series A Subordinate Notes held by unitholders and equally with indebtedness of the Company under its credit facilities.
Credit Rating
The credit rating for the Company has been established by Dominion Bond Rating Service at BBB (high) as at December 31, 2007. This rating did not change during 2007.

DISTRIBUTIONS ON SERIES A SUBORDINATE NOTES
TimberWest’s policy is to make quarterly distributions to its unitholders in the form of interest on the Series A Subordinate Note component of the Company’s Stapled Units held by unitholders subject to the right by the Company to defer such interest payment as described in the preceding section “Capital Structure — Series A Subordinate Notes”. Quarterly distributions will be payable to the holders of Stapled Units of record on January 1, April 1, July 1 and October 1 in each year (Record Date) and are expected to be paid on the fifteenth day of the month of each Record Date. The Company may also make distributions as a return of capital upon the redemption of the preferred shares, or as dividends on the common shares or preferred shares. The amounts of such distributions are subject to TimberWest’s overall financial condition.
The following table presents distributions announced and paid to unitholders in each of the three most recently completed fiscal years. These payments were comprised entirely of interest earned on Series A Subordinate Notes.

	2007	2006	2005

Total distributions announced at December 31 (in millions of dollars)	$83.7	$83.6	$83.3
Total distributions paid at December 31 (in millions of dollars)	$83.6	$83.6	$83.1
Per unit distributions announced and paid at December 31 (in dollars)	$1.08	$1.08	$1.08

Due to the nature of TimberWest’s business, quarterly cash flows will fluctuate during the year for seasonal reasons. Cash flows will also fluctuate from year to year due to the cyclical nature of the business. One of the objectives of TimberWest’s cash distribution policy is to make even distributions to unitholders. This means that cash distributions may vary from the actual cash generated during certain periods. Any difference will be added to or subtracted from either cash reserves or available credit facilities.
MARKET FOR SECURITIES
The Stapled Units are listed for trading on The Toronto Stock Exchange (“TSX”) under the symbol “TWF.UN”. The following table sets forth monthly trading price ranges and trading volumes of TimberWest’s Stapled Unit for 2007:

	High	Low	Close	Volume

January 2007	$15.50	$14.47	$15.41	3,041,023
February 2007	$17.56	$15.40	$16.86	3,005,474
March 2007	$18.94	$15.80	$18.39	3,017,601
April 2007	$19.65	$16.28	$17.22	3,065,629
May 2007	$18.02	$16.64	$17.13	2,608,515
June 2007	$18.05	$15.75	$18.00	2,206,553
July 2007	$18.28	$16.10	$16.15	2,658,174
August 2007	$16.37	$12.50	$14.89	4,740,056
September 2007	$16.22	$14.77	$15.95	2,514,857
October 2007	$16.22	$14.25	$15.00	4,729,805
November 2007	$15.70	$13.60	$15.37	3,213,651
December 2007	$15.49	$14.01	$14.70	2,690,530

DIRECTORS AND EXECUTIVE OFFICERS
Set forth below are the names, municipalities of residence, offices held and principal occupations of the directors and executive officers of the Company.
Directors

Name and
Municipality of Residence	Principal Occupation	Director Since

Clark S. Binkley (3)(4)	Managing Director, International	April 28, 2005
Cambridge,	Forestry Investment Advisors, LLC;
Massachusetts, USA	Corporate Director

William C. Brown (2)(3)	Corporate Director	June 23, 1997
Bowen Island, British Columbia, Canada

V. Edward Daughney (1)(4)	Principal and Chairman, Echelon Home	June 23, 1997
Vancouver,	Products Ltd. (appliance wholesaler);
British Columbia, Canada	Corporate Director

Robert J. Holmes (2)(4)	Founder and Manager	April 27, 2007
Bellevue,	THG, LLC
Washington, USA	Corporate Director

Paul J. McElligott	President and Chief Executive	June 23, 1997
North Vancouver,	Officer of the Company.
British Columbia, Canada

Robert W. Murdoch (2)(3)	Corporate Director	September 1, 2001
Salt Spring Island, British Columbia, Canada

Conrad Pinette (2)(4)	Corporate Director	May 3, 2002
Vancouver, British Columbia, Canada

Kenneth A. Shields (3)	Chairman, Raymond James Ltd.	March 3, 1997
Vancouver,	(investment dealer); Corporate
British Columbia, Canada	Director

(1)	Chairman of the Board of Directors.

(2)	Member of the Audit Committee.

(3)	Member of the Governance and Human Resources Committee.

(4)	Member of the Environment, Health and Safety Committee.
The term of office of each Director expires on the date of the next Annual Meeting of the Company scheduled to be held on April 30, 2008.
During the past five years, the directors of the Company have been engaged in the same or similar occupations with the organization indicated or a predecessor thereof, except that prior to April 2005, Dr. Binkley was Managing Director and Chief Investment Officer of the Hancock Timber Resources Group, and prior to January 2006, Mr. Pinette was Executive Vice-President of Tolko Industries Ltd. (2005), Executive Vice-President of Riverside Forest Products Ltd. (2004), and President and Chief Operating Officer of Lignum Limited (1990-2004). Prior to 2006, Mr. Holmes served as President and CEO of Harbor Properties, Inc. and as President and Manager of Harbor Mountain Company.

Executive Officers

Name and
Municipality of Residence	Position	Principal Occupation

John A. Hendry North Vancouver, British Columbia, Canada	Vice-President, Real Estate	Officer of the Company; Prior to joining the Company in May 2007, Mr. Hendry was Vice President and General Manager, Gulf County Region for the St. Joe Company from 2005 to 2007. Prior to 2005, he was Project General Manager, Gulf County Region for the St. Joe Company from 2000.

John A. Kelvin North Vancouver, British Columbia, Canada	Vice-President, Log Marketing and Sales	Officer of the Company; prior to May 2001, Manager, Log Marketing and Sales of the Company.

Hamish Kerr West Vancouver, British Columbia, Canada	Vice-President, Strategic Planning and Forest Policy	Officer of the Company; prior to June 2002, independent consultant.

Paul J. McElligott North Vancouver, British Columbia, Canada	President and Chief Executive Officer	Officer of the Company; prior to January 2001, President and Chief Executive Officer, BC Rail Group of Companies.

Beverlee F. Park West Vancouver, British Columbia, Canada	ExecutiveVice-President and Chief Financial Officer	Officer of the Company, prior to September 2006, Vice-President, Finance and Chief Financial Officer.

David J. Whiteley Nanaimo, British Columbia, Canada	Vice-President, Timberland Operations	Officer of the Company; prior to June 2007, General Manager, Timberland Operations of the Company.

The directors and executive officers of the Company, as a group, beneficially own, directly or indirectly, or exercise control or direction over less than 1% of the issued and outstanding Stapled Units.

AUDIT COMMITTEE
The Company has an Audit Committee which currently consists of Messrs. William C. Brown, Robert J. Holmes, Robert W. Murdoch and Conrad A. Pinette. All members of the Audit Committee are considered “independent” and “financially literate” within the meaning of Multilateral Instrument 52-110 — Audit Committee.
Audit Committee Charter
The primary function of the Audit Committee (“Committee”) is to assist the Board in fulfilling its oversight responsibilities by reviewing:
•	the financial information that will be provided to the unitholders and others;

•	the systems of internal controls management and the Board have established; and

•	all audit processes.
Primary responsibility for financial reporting, information systems, risk management and internal controls of TimberWest is vested in management and is overseen by the Board.
The mandate of the Committee is attached hereto as “Appendix”.
Composition of the Audit Committee

Name	Financial Knowledge	Education and Experience

William C. Brown Audit Committee Chair	Financially literate	Mr. Brown served as President and Chief Executive Officer and subsequently as Chairman of BC Sugar Refinery Ltd. He has served as Chair of the Audit Committee of the Company since 2001. He has also been on the board of a number of public companies and currently serves on the audit committee of Boston Pizza Royalties Income Fund. Mr. Brown holds a Bachelor of Science degree from the University of New Brunswick.

Robert J. Holmes	Financially literate	Mr. Holmes is the founder and manager of THG, LLC, and a real estate advisory firm. Mr. Holmes served as President and CEO of Harbor Properties, Inc. and as President and Manager of Harbor Mountain Company from 1994 to 2005. He currently serves as a director or advisor to the University of Washington’s Real Estate Council and the Bellevue Chamber of Commerce. Mr. Holmes holds a Bachelor of Arts degree from Central Washington State University.

Robert W. Murdoch	Financially literate	Mr. Murdoch served as President and Chief Executive Officer of Lafarge Corporation. He currently serves on the boards of Lallmand Inc. and Ritchie Bros. Auctioneers Incorporated, and on the International Advisory Board of Lafarge, SA. Mr. Murdoch holds a Bachelor of Arts degree in economics from the University of British Columbia and a Bachelor of Law degree from the University of Toronto.

Conrad A. Pinette	Financially literate	Mr. Pinette served as Executive Vice-President of Tolko Industries Ltd. (2005), Executive Vice-President of Riverside Forest Products Ltd. (2004) and President and Chief Operating Officer of Lignum Limited (1990-2004) and as past Chief Executive Officer of several subsidiaries of Fletcher Challenge Canada Ltd. Mr. Pinette is a director of three other public companies, he is a director and Chairman of Finning International Inc., a director of A&W Revenue Royalties Income Fund and a director of Northgate Minerals Corporation.

Pre-approval Policies and Procedures
The Audit Committee pre-approves audit and non-audit related services anticipated to be provided by the Company’s external auditors during the year. Upon pre-approval, management may engage the auditors for these services. The Audit Committee Chair has been delegated the authority to approve services not on the pre-approved list of services. The Audit Committee Chair then reports on these at the next Audit Committee meeting.

EXTERNAL AUDITORS
KPMG LLP, at its office in Vancouver, is the Company’s independent external auditor. KPMG LLP is independent in accordance with the rules of professional conduct for auditors in British Columbia.
The following table provides a summary of fees paid to KPMG LLP for the periods indicated:

Services	2007	2006

Audit fees	$242,975	$225,360
Audit-related fees	11,500	11,000
Tax related fees	Nil	Nil
All other fees	195,000	66,000

	$449,475	$302,360

For 2007, audit fees were comprised of audit and limited procedures on unaudited interim financial statements and other accounting/disclosure services, and audit-related fees were comprised of audit services provided in connection with the Company’s retirement pension plan for salaried employees, and all other fees were comprised of services related to ISO 14001 certification and SFI® certification on both private and public lands, expanded review of environmental and safety systems and advisory services related to the disposition of assets.
For 2006, audit fees were comprised of audit and limited procedures on unaudited interim financial statements and other accounting/disclosure services, and audit-related fees were comprised of audit services provided in connection with the Company’s retirement pension plan for salaried employees, and all other fees were comprised of services related to ISO 14001 certification and SFI® certification and advisory services related to the disposition of assets.
The Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining auditor independence and concluded that KPMG LLP is indeed independent.
TRANSFER AGENT AND REGISTRAR
Valiant Trust Company at its principal offices in Vancouver and its co-agent office in Toronto, is the transfer agent and registrar for the Company’s Stapled Units.
ADDITIONAL INFORMATION
Additional information relating to TimberWest can be found on the System for Electronic Document Analysis and Retrieval (SEDAR) at http://www.sedar.com.
Executive Compensation and Other Information
Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s Stapled Units, options to purchase Stapled Units, and corporate governance, is contained in the Information Circular dated as of February 29, 2008, for the Company’s Annual General Meeting to be held on April 30, 2008.
Financial Information
Additional financial information is provided in the Company’s management’s discussion and analysis and annual consolidated financial statements for the year ended December 31, 2007, and the auditor’s report thereon, which are included in the Company’s 2007 Annual Report.
FORWARD LOOKING STATEMENTS
The statements which are not historical facts contained in this Annual Information Form are forward-looking statements that involve risks and uncertainties. TimberWest’s actual results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, variations in TimberWest’s product prices and changes in commodity prices generally, changes in market conditions, actions of competitors, interest rate and foreign currency fluctuations, regulatory, stumpage and trade policy changes and other actions by governmental authorities, the ability to implement business strategies and pursue business opportunities, labour relations, weather conditions, forest fires, insect infestation, disease and other natural phenomena and other risks and uncertainties.

GLOSSARY
In this Annual Information Form, unless the context otherwise requires:
“AAC” or “Allowable Annual Cut” means the annual harvest level determined by the Chief Forester of British Columbia with respect to TFLs, Forest Licences or private timberlands within a TFL;
“Annual Harvest Rate” means the volume of timber harvested by TimberWest from its Private Timberlands outside of TFLs in a given year;
“Affiliate” means an affiliate within the meaning of the Securities Act (British Columbia);
“Best Management Practices” as defined by the Private Forest Landowners Association handbook, means forest management practices in general usage referring to any good forest stewardship practices;
“Catalyst” means Catalyst Paper Corporation, formerly Norske Skog Canada Limited, formerly Fletcher Challenge Canada Limited;
“Common Shares” means the common shares in the capital of the Company;
“Company” means TimberWest Forest Corp.;
“Company Act” means the Company Act (British Columbia) (which has been replaced by the British Columbia Business Corporations Act);
“Crown” means Her Majesty the Queen in Right of the Province of British Columbia;
“Debentures” means the Company’s $195.0 million aggregate principal amount of debentures that bore interest at 7% per annum, matured on October 1, 2007, were unsecured and unsubordinated, and ranked senior in priority to the Company’s Subordinate Notes held by unitholders and equally with indebtedness of the Company under its credit facilities;
“Distributable Cash” includes consolidated earnings before income taxes less current income taxes plus depreciation, depletion and amortization, plus proceeds from the sale of capital assets net of their gain (loss) on sale, less maintenance capital expenditures and from time-to-time adjustments for other items deemed appropriate by the Board of Directors. The aggregate annual amount of interest on the Series A Subordinate Notes outstanding at February 29, 2008, is $84.0 million, which is paid from distributable cash and any deficiency could be paid from the available bank facilities;
“Forest Act” means the Forest Act (British Columbia);
“Forest and Range Practices Act” means the Forest and Range Practices Act (British Columbia);
“Forest Development Plan” means an operational plan guided by the principles of integrated resource management (the consideration of timber and non timber values), which details the logistics of timber development over a period of usually five years. Methods, schedules, and responsibilities for accessing, harvesting, renewing, and protecting the resource are set out to enable site-specific operations to proceed;
“Forest Practices Code” or the “Code” means the Forest Practices Code of British Columbia Act;
“Forestry Revitalization Act” means the Forestry Revitalization Act (British Columbia);
“Hectare” means a metric measure of area equivalent to 10,000 square metres or approximately 2.471 acres;
“ISO 14001” is an independent third party certification that confirms that TimberWest’s internal Environmental Management system meets internationally accepted standards for protecting environmental values, and that the system is properly maintained and applied by TimberWest;
“Long-Run Sustainable Harvest” means a predictable and stable annual volume that balances timber growth and timber harvest over an extended period of time under certain assumptions. TimberWest’s long-run sustainable harvest is based on a 50-year period and reflects assumptions associated with regeneration, age class distribution, expected growth rates, and environmental and economic considerations. This is distinct from Annual Harvest Rate, which can vary from year-to-year depending on economic and other circumstances;
“Managed Forests” means private timberlands so classified by the British Columbia Assessment Authority pursuant to the British Columbia Assessment Act (Forest Land) Regulation;
“Management Plan” means a comprehensive five-year plan covering Crown timber tenures prepared by a registered professional forester containing inventories and analyses of timber and non-timber resource values, strategies for management and protection of those values and calculation of the proposed timber harvest level;
“m3” means cubic metres;

“Merchantable Timber” means timber that is ready for harvest under typical operating conditions;
“Merchantable Timber Inventory” means, in respect of a particular tenure or area, the volume of Merchantable Timber that can be commercially recovered at the present time;
“Ministry of Forests and Range” refers to the Ministry of Forests and Range of British Columbia;
“mm3” means thousands of cubic metres;
“mmfbm” means millions of foot board measures, a foot board measure being one square foot of lumber, one inch thick;
“Pacific” means Pacific Forest Products Limited, a wholly-owned subsidiary of the Company;
“Pacific Timberlands” means the 124,000 hectares (305,000 acres) of private timberlands owned in fee simple by TimberWest;
“PFLA” means the Private Forest Landowners Association of British Columbia;
“PFP Forest” means PFP Forest Ltd., formerly a wholly-owned subsidiary of Pacific which was dissolved on December 16, 2006;
“Preferred Shares” means the preferred shares in the capital of the Company;
“Private Managed Forest Land Act and regulations” means the Private Managed Forest Land Act (British Columbia) and regulations enacted in November 2003 to replace the Forest Land Reserve Act (British Columbia) and the regulation thereunder, namely the Private Land Forest Practices Regulation. This act applies to privately owned land that is classified as managed forest land under the Assessment Act (British Columbia). The act and any bylaws associated with it are administered by the Private Managed Forest Land Council, and addresses four key public environmental values: soil conservation, fish habitat, water quality and critical wildlife habitat;
“Private Timberlands” means the 322,000 hectares (796,000 acres) of private timberlands on Vancouver Island, British Columbia owned in fee simple by TimberWest;
“Real Estate Properties” means properties that TimberWest and Pacific own in fee simple and which may have a higher value than their values as timberland; the Real Estate Properties consist of approximately 54,000 hectares, or 134,000 acres (approximately 17% of the Company’s landholdings), at any one time, and are identified as the Company determines them to be surplus to its harvesting requirements;
“SFI®” means the Sustainable Forest Initiative Program;
“Stapled Units” means a unit consisting of one Common Share, 100 Preferred Shares and one Series A Subordinate Note Receipt;
“Subordinate Notes” means the Series A Subordinate Notes of the Company held by unitholders, issued pursuant to the indenture dated September 30, 1998, between the Company and Valiant Trust Company in its capacity as trustee for the holders of the subordinated notes of the Company;
“Subordinate Note Receipt” means the receipts issued by Valiant Trust Company in its capacity as custodian of the Series A Subordinate Notes, each of which represents a unit of Series A Subordinate Notes having an aggregate face amount of $8.978806569 which entitles the holder to $1.077456788 of interest per annum and other entitlements;
“Sustainable Forest Management Certification” is an independent third party certification that confirms that TimberWest’s forest management practices meet the standards for sustainable forest management established by the SFI® Program;
“TFL” means a Tree Farm Licence, a form of timber tenure in British Columbia that includes Crown lands and often private timberlands or other tenures owned by the licence holder;
“TFL 47” means Tree Farm Licence No. 47, which is located on Vancouver Island, the mainland coast and Johnstone Strait, British Columbia;
“TFL Forest” means TFL Forest Ltd., formerly a wholly-owned subsidiary of the Company which was dissolved on January 15, 2007;
“TimberWest” means the Company together with TimberWest Holdings Ltd. and Pacific and its subsidiaries, all of which are wholly-owned subsidiaries of the Company; and their respective interests in partnership;
“Unitholders” means the holders from time to time of one or more Stapled Units.

APPENDIX — TERMS OF REFERENCE FOR THE AUDIT COMMITTEE
I.	PURPOSE
A.	The primary function of the Audit Committee (the “Committee”) is to assist the Board in fulfilling its oversight responsibilities by reviewing:
i)	the financial information that will be provided to the unitholders and others;

ii)	the systems of internal controls management and the Board have established; and

iii)	all audit processes.
B.	Primary responsibility for financial reporting, information systems, risk management and internal controls of TimberWest is vested in management and is overseen by the Board.
II.	COMPOSITION AND OPERATIONS
A.	The Committee shall be composed of not fewer than three directors and not more than five directors, all of whom shall be independent directors.

B.	Each Committee member shall be financially literate[1], or shall become financially literate in a reasonable amount of time following appointment to the Committee.

C.	TimberWest’s auditors shall be advised of the names of the committee members and will receive notice of and be invited to attend meetings of the Committee, and to be heard at those meetings on matters relating to the auditor’s duties.

D.	The Committee shall meet with the external auditors as it deems appropriate to consider any matter that the Committee or auditors determine should be brought to the attention of the Committee, Board or unitholders.

E.	The Committee shall meet at least four times each year.

F.	The Committee has access to TimberWest’s senior management and documents as required to fulfill its responsibilities and is provided with the resources necessary to carry out its responsibilities.

G.	The Committee provides open avenues of communication among management, employees, external and internal auditors and the Board of Directors.

H.	The secretary to the Committee shall be either the Corporate Secretary or his/her delegate.

I.	The Committee shall follow the general guidelines for all committees included in the Board Governance Manual.
III.	DUTIES AND RESPONSIBILITIES

Subject to the powers and duties of the Board, the Committee will perform the following duties:
A.	Financial Statements and Other Financial Information

The Committee will review and recommend for approval to the Board financial information that will be made publicly available. This includes:
i)	review and recommend approval of TimberWest’s annual financial statements and MD&A and report to the Board before the statements are approved by the Board;

ii)	review and approve for release TimberWest’s quarterly financial statements, MD&A and press releases;

iii)	review and recommend to the Board for approval, the financial content of the annual report and any reports required by government or regulatory authorities;

iv)	review the Annual Information Form and any Prospectus/Private Placement Memorandums;

[1]	Ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements. (Source: OSC Multi-Lateral Instrument 52-110 — Audit Committees)

v)	ensure procedures are in place for reviewing the Company’s public disclosure of financial information extracted or derived from financial statements and periodically assess the adequacy of those procedures;

vi)	review any management report that accompanies published financial statements (to the extent such a report discusses the financial position or operating results) for consistency of disclosure with the financial statements themselves; and

vii)	review and discuss:
a)	accounting policies and practices used by TimberWest;

b)	any significant proposed changes in financial reporting and accounting policies and practices to be adopted by TimberWest;

c)	any new or pending developments in accounting and reporting standards that may affect TimberWest; and

d)	management’s key estimates and judgments that may be material to financial reporting.
B.	Risk Management, Internal Control and Information Systems

The Committee will review and obtain reasonable assurance that the risk management, internal control and information systems are operating effectively to produce accurate, appropriate and timely management and financial information. This includes:
i)	review the Corporation’s risk management assessment, controls and policies;

ii)	obtain reasonable assurance that the information systems are reliable and the systems of internal controls are properly designed and effectively implemented through discussions with and reports from management, the internal auditor and the external auditor;

iii)	review management steps to implement and maintain appropriate internal control procedures including a review of policies;

iv)	review adequacy of security of information, information systems and recovery plans;

v)	monitor compliance with statutory and regulatory obligations;

vi)	review the appointment of the Chief Financial Officer; and

vii)	review the adequacy of accounting and finance resources.
C.	Internal Audit

The Committee will oversee TimberWest’s internal audit function and the internal audit relationship with the auditor and with management. This includes:
i)	authority to communicate directly with the internal auditor;

ii)	review the organization and independence of the internal auditor;

iii)	review goals, resources and work plans;

iv)	review any restrictions or problems;

v)	review recommendations and significant responses;

vi)	meet periodically and at least annually, with the internal auditor without management present; and

vii)	review proposed changes in the Internal Audit Leadership.
D.	External Audit

The Committee will review the planning and results of external audit activities and the ongoing relationship with the external auditor. This includes:
i)	review and recommend to the Board, for unitholder approval, engagement of the external auditor;

ii)	discuss with management and the external auditor the quality and acceptability of Canadian generally accepted accounting principles as they apply to the Company’s financial statements;

iii)	review the annual external audit plan, including but not limited to the following:

a)	engagement letter

b)	objectives and scope of the external audit work;

c)	procedures for review of quarterly financial statements;

d)	materiality limit;

e)	areas of audit risk;

f)	staffing;

g)	timetable; and

h)	proposed fees.
iv)	meet with the external auditor to discuss the Corporation’s annual financial statements and the auditor’s report including the appropriateness of accounting policies and underlying estimates;

v)	maintain direct responsibility for overseeing the work of the external auditor and review or attest services for the Company, including the resolution of disagreements between management and the external auditor regarding financial reporting.

vi)	review and advise the Board with respect to the planning, conduct and reporting of the annual audit, including but not limited to:
a)	any difficulties encountered, or restriction imposed by management, during the annual audit;

b)	any significant accounting or financial reporting issue;

c)	the auditors’ evaluation of TimberWest’s system of internal controls, procedures and documentation;

d)	the post audit or management letter containing any findings or recommendation of the external auditor, including management’s response thereto and the subsequent follow-up to any identified internal control weaknesses;

e)	any other matters the external auditor brings to the Committee’s attention; and

f)	assess the performance and consider the annual appointment of external auditors for recommendation to the Board;
vii)	review the external auditor’s report on all material subsidiaries;

viii)	review and receive assurances on the independence of the external auditor;

ix)	review and pre-approve, using regulatory standards, all non-audit services to be provided by the external auditor’s firm or its affiliates (including estimated fees), and consider the impact on the independence of the external audit; and

x)	authority to communicate directly with the external auditor, including meet periodically, and at least annually, with the external auditor without management present.
E.	Compliance and Disclosure

The Committee shall:
i)	assist with Board oversight of the Company’s compliance with legal and regulatory requirements;

ii)	discuss the Company’s compliance with tax laws, legal withholding requirements, environmental protection laws, privacy laws, and any other area of compliance monitoring that the Committee considers appropriate;

iii)	review the process for the certification of the interim and annual financial statements by the CEO and Chief Financial Officer (“CFO”), and the certifications made by the CEO and CFO;

iv)	ensure that the external auditor’s fees are disclosed by category in the Annual Information Form in compliance with regulatory requirements;

v)	disclose any specific policies or procedures the Company has adopted for pre-approving non-audit services by the external auditor including affirmation that they meet regulatory requirements;

vi)	with regard to the Code of Ethics for Senior Executive and Financial Officers:
a)	consider any amendments to this Code in conjunction with the Board; and

b)	consider any request for a waiver to this Code in conjunction with the Board and if such waiver is approved, ensure it is disclosed promptly to meet regulatory requirements;
vii)	assist the Governance and Human Resources Committee with preparing the Company’s governance disclosure by ensuring it has current and accurate information on:
a)	the independence of each Committee member relative to regulatory requirements for audit committees;

b)	the state of financial literacy of each Committee member, including the name of any member(s) currently in the process of acquiring financial literacy and when they are expected to attain this status; and

c)	the education and experience of each Committee member relevant to his or her responsibilities as Committee member; and
viii)	disclose if the Company has relied upon any exemptions to the requirements for Audit Committees under regulatory requirements.
F.	Other
i)	review and approve any audited financial statements for TimberWest Retirement Plans. Retirement Plans include the TimberWest Forest Corp. Retirement Plan for Salaried Employees, the TimberWest Forest Corp. Supplemental Retirement Plan for Senior Management, the TimberWest Forest Corp. Supplementary Retirement Plan and the Pacific Forest Products Limited Supplementary Retirement Benefit Plan;

ii)	review insurance coverage of significant business risks and uncertainties;

iii)	review material litigation and its impact on financial reporting;

iv)	review policies and procedures for the review and approval of officers’ expenses and perquisites; and

v)	review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor;

vi)	establish procedures for:
a)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

b)	the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and
vii)	review the terms of reference for the Committee annually and make recommendations to the Board as required.
IV.	ACCOUNTABILITY

The Committee shall report its discussions to the Board by distributing the minutes of its meetings and where appropriate, by oral report at the next Board meeting.